PROSPECTUS SUPPLEMENT

(To Prospectus dated January 29, 1998)

                                8,000,000 SHARES

                        GENERAL GROWTH PROPERTIES, INC.

                                  COMMON STOCK

--------------------------------------------------------------------------------

     The common stock is listed on the New York Stock Exchange under the symbol "GGP". The last reported sale price of the common stock on December 12, 2001 was $39.43 per share.

     Lehman Brothers has agreed to purchase from GGP the common stock offered by this prospectus supplement for an aggregate purchase price of $300,000,000. GGP has granted Lehman Brothers an option for 30 days to purchase up to 1,200,000 additional shares of common stock to cover over-allotments. If Lehman Brothers exercises this option in full, the total proceeds to GGP will be $345,000,000, before deducting expenses payable by GGP, estimated to be approximately $500,000.

     There are restrictions on ownership of the common stock designed to preserve GGP's status as a real estate investment trust for federal income tax purposes. See "Description of Common Stock -- Restrictions on Transfer" beginning on page 5 of the accompanying prospectus for information about these restrictions.

     SEE "RISK FACTORS" BEGINNING ON PAGE S-3 FOR INFORMATION ABOUT FACTORS RELEVANT TO AN INVESTMENT IN THE COMMON STOCK.

     Lehman Brothers proposes to offer the common stock offered by this prospectus supplement from time to time for sale in one or more transactions in the over-the-counter market, at market prices prevailing at the time of sale, at prices related to prevailing market prices, or at negotiated prices, subject to prior sale when, as and if delivered to and accepted by Lehman Brothers.

     An officer of GGP and an entity owned by trusts for the benefit of members of the Bucksbaum family are expected to purchase an aggregate of 1,265,000 shares of common stock offered by this prospectus supplement.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     Lehman Brothers expects to deliver the shares on or about December 18, 2001.

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                                LEHMAN BROTHERS

DECEMBER 12, 2001

                               TABLE OF CONTENTS

                             PROSPECTUS SUPPLEMENT

                                                              PAGE
                                                              ----
Risk Factors................................................   S-3
Forward-Looking Statements..................................  S-10
General Growth Properties, Inc..............................  S-11
Recent Developments.........................................  S-12
The Offering................................................  S-13
Use of Proceeds.............................................  S-13
Price Range of Common Stock and Distributions...............  S-14
Capital Stock...............................................  S-15
Federal Income Tax Considerations...........................  S-18
Underwriting................................................  S-24
Validity of Common Stock....................................  S-26
Experts.....................................................  S-26
                            PROSPECTUS
Available Information.......................................     2
Incorporation of Certain Documents by Reference.............     2
The Company.................................................     3
Use of Proceeds.............................................     4
Consolidated Ratios of Earnings to Fixed Charges and             4
  Preferred Stock Dividends.................................
Capital Stock...............................................     4
Description of Common Stock.................................     4
Description of Preferred Stock..............................     7
Description of Depositary Shares............................    10
Description of Common Stock Warrants........................    13
Description of Debt Securities..............................    13
Plan of Distribution........................................    19
Legal Matters...............................................    20
Experts.....................................................    20

                           -------------------------

     You should rely only on the information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information provided by this prospectus supplement or the accompanying prospectus is accurate as of any date other than the date on the front of this prospectus supplement.

                                  RISK FACTORS

     Prospective investors should carefully consider, among other factors, the matters described below.

THE VALUE AND INCOME OF REAL ESTATE INVESTMENTS FLUCTUATE DUE TO VARIOUS FACTORS INCLUDING THOSE DESCRIBED BELOW.

     THE VALUE OF REAL ESTATE INVESTMENTS FLUCTUATES DEPENDING ON CONDITIONS IN THE GENERAL ECONOMY AND THE REAL ESTATE BUSINESS. THESE CONDITIONS MAY ALSO LIMIT OUR REVENUES AND AVAILABLE CASH.

     A regional mall shopping center's revenues and value may be adversely affected by a number of factors, including:

     - the national and regional economic climates;

     - local real estate conditions, such as an oversupply of retail space;

     - perceptions by retailers or shoppers of the safety, convenience and attractiveness of the shopping center; and

     - convenience and quality of competing shopping centers and other retailing options such as the Internet.

In addition, other factors may adversely affect a regional mall shopping center's value without necessarily affecting its current revenues, including:

     - changes in governmental regulations, zoning or tax laws;

     - potential environmental or other legal liabilities;

     - availability of financing; and

     - changes in interest rate levels.

     WE DEPEND ON LEASING SPACE TO TENANTS ON ECONOMICALLY FAVORABLE TERMS AND COLLECTING RENT FROM OUR TENANTS, WHO MAY NOT BE ABLE TO PAY.

     Our results of operations will depend on our ability to continue to lease space in our properties on economically favorable terms. In addition, as substantially all of our income is derived from rentals of real property, our income and cash available for distribution to our stockholders would be adversely affected if a significant number of our lessees were unable to meet their obligations to us. If the sales of stores operating in our centers decline sufficiently, tenants might be unable to pay their existing minimum rents or expense recovery charges, since these rents and charges would represent a higher percentage of their sales. In addition, if our tenants' sales decline, new tenants would be less likely to be willing to pay minimum rents as high as they would otherwise pay. During times of economic recession, these risks will increase.

     BANKRUPTCY OR STORE CLOSURES OF TENANTS MAY DECREASE OUR REVENUES AND AVAILABLE CASH.

     A number of companies in the retail industry, including some of our tenants, have declared bankruptcy or voluntarily closed certain of their stores in recent years. The bankruptcy or closure of a major tenant, particularly an anchor tenant, may have a material adverse effect on the regional mall shopping centers affected and the income produced by these properties and may make it substantially more difficult to lease the remainder of the affected regional mall shopping centers. Our leases generally do not contain restrictions designed to ensure the creditworthiness of the tenant. As a result, the bankruptcy or closure of a major tenant could result in a lower level of cash available for distribution to our stockholders.

     IT MAY BE DIFFICULT TO BUY AND SELL REAL ESTATE QUICKLY, AND TRANSFER RESTRICTIONS APPLY TO SOME OF OUR MORTGAGED PROPERTIES.

     Equity real estate investments are relatively illiquid, and this characteristic tends to limit our ability to vary our portfolio promptly in response to changes in economic or other conditions. In addition, significant expenditures associated with each equity investment, such as mortgage payments, real estate taxes and maintenance costs, are generally not reduced when circumstances cause a reduction in income from the investment. If income from a property declines while the related expenses do not decline, our income and cash available for distribution to our stockholders would be adversely affected. A significant portion of our properties are mortgaged to secure payment of indebtedness, and if we were unable to meet our mortgage payments, we could lose money as a result of foreclosure on the properties by the various mortgagees. In addition, if it becomes necessary or desirable for us to dispose of one or more of the mortgaged properties, we might not be able to obtain a release of the lien on the mortgaged property without payment of the associated debt. The foreclosure of a mortgage on a property or inability to sell a property could affect the level of cash available for distribution to our stockholders. If persons selling properties to us wish to defer the payment of taxes on the sales proceeds, we are likely to pay them in units of limited partnership interest in GGP Limited Partnership, which we call the "Operating Partnership". In transactions of this kind, we may also agree, subject to certain exceptions, not to sell the acquired properties for significant periods of time.

WE MAY ACQUIRE OR DEVELOP NEW PROPERTIES, AND THIS MAY CREATE RISKS.

     We intend to continue to pursue development and expansion activities as opportunities arise. In connection with any development or expansion, we will incur various risks, including:

     - the risk that we may abandon development or expansion opportunities that we explore;

     - the risk that construction costs of a project may exceed original estimates or available financing, possibly making the project unprofitable;

     - the risk that we may not be able to refinance construction loans, which generally have full recourse to us;

     - the risk that occupancy rates and rents at a completed project will not meet projections, and will therefore be insufficient to make the project profitable; and

     - the need for anchor, mortgage lender and property partner approvals, if applicable, for expansion activities.

If a development project is unsuccessful, our loss could exceed our investment in the project.

     We have experienced rapid growth in recent years, increasing our total consolidated assets from approximately $1,758 million at December 31, 1996 to approximately $5,501 million at September 30, 2001. We may continue this rapid growth for the foreseeable future by acquiring or developing properties when we believe that market circumstances and investment opportunities are attractive. We may not, however, be able to manage our growth effectively or to maintain a similar rate of growth in the future, and the failure to do so may have a material adverse effect on our financial condition and results of operations.

     If we borrow funds or assume indebtedness to acquire or develop properties, the Operating Partnership's indebtedness as a percentage of GGP's asset value or market capitalization might increase. If this happens, the increased leverage may impair our ability to take actions that would otherwise be in the best interests of GGP and our security holders. If, as currently anticipated, our indebtedness increases significantly, the Operating Partnership might not be able to make required principal and interest payments with respect to indebtedness. See also "-- Our organizational and financial structure gives rise to operational and financial risks, including those described below -- We have substantial indebtedness, and this indebtedness may increase" for further information about our leverage.

WE MAY INCUR COSTS TO COMPLY WITH ENVIRONMENTAL LAWS.

     Under various federal, state or local laws, ordinances and regulations, a current or previous owner or operator of real estate may be required to investigate and clean up hazardous or toxic substances released at a property, and may be held liable to a governmental entity or to third parties for property damage or personal injuries and for investigation and clean-up costs incurred by the parties in connection with the contamination. These laws often impose liability without regard to whether the owner or operator knew of, or was responsible for, the release of the hazardous or toxic substances. The presence of contamination or the failure to remediate contamination may adversely affect the owner's ability to sell or lease real estate or to borrow using the real estate as collateral. Other federal, state and local laws, ordinances and regulations require abatement or removal of asbestos-containing materials in the event of demolition or some renovations or remodeling and also govern emissions of and exposure to asbestos fibers in the air. Federal and state laws also regulate the operation and removal of underground storage tanks. In connection with the ownership, operation and management of our properties, we could be held liable for the costs of remedial action with respect to these regulated substances or tanks or related claims.

     Each of our properties has been subjected to varying degrees of environmental assessment at various times. The environmental assessments did not reveal any material environmental condition. However, the identification of new areas of contamination, a change in the extent or known scope of contamination, the discovery of additional sites or changes in cleanup requirements could result in significant costs to us. See "Business -- Environmental Matters" in our Annual Report on Form 10-K for the year ended December 31, 2000, which is incorporated by reference in the prospectus accompanying this prospectus supplement, for more information about environmental conditions at our properties.

WE ARE IN A COMPETITIVE BUSINESS.

     There are numerous shopping facilities that compete with our properties in attracting retailers to lease space. In addition, retailers at our properties face continued competition from discount shopping centers, outlet malls, wholesale and discount shopping clubs, direct mail, telemarketing, television shopping networks and, most recently, shopping via the Internet. Competition of this type could adversely affect our revenues and cash available for distribution to stockholders.

     We compete with other major real estate investors with significant capital for attractive investment opportunities. These competitors include other real estate investment trusts, or REITs, investment banking firms and private institutional investors. This competition has increased prices for commercial properties and may impair our ability to make suitable property acquisitions on favorable terms in the future. See "Business -- Competition" in our Annual Report on Form 10-K for the year ended December 31, 2000, which is incorporated by reference in the prospectus accompanying this prospectus supplement, for more information about competition in our markets.

WE MAY NOT BE ABLE TO OBTAIN CAPITAL TO MAKE INVESTMENTS.

     We depend primarily on external financing to fund the growth of our business. This is because one of the requirements of the Internal Revenue Code for a REIT is that it distribute 90% of its net taxable income, excluding net capital gains, to its stockholders. Our access to debt or equity financing depends on banks' willingness to lend to us and on conditions in the capital markets in general. We and other companies in the real estate industry have experienced less favorable terms for bank loans and capital markets financing from time to time. Although we believe, based on current market conditions, that we will be able to finance any investments we wish to make in the foreseeable future, financing might not be available on acceptable terms. See "Management's Discussion and Analysis of Financial Condition and Results of
Operations -- Liquidity and Capital Resources of the Company" in our Annual Report on Form 10-K for the year ended December 31, 2000 and in our Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30 and September 30, 2001, and the Notes to the Consolidated Financial Statements in the same reports, which are incorporated by reference in the accompanying prospectus, for information about our available sources of funds.

SOME OF OUR POTENTIAL LOSSES MAY NOT BE COVERED BY INSURANCE.

     We carry comprehensive liability, fire, flood, earthquake, extended coverage and rental loss insurance on all of our properties. We believe the policy specifications and insured limits of these policies are adequate and appropriate. There are, however, some types of losses, including lease and other contract claims, that generally are not insured. If an uninsured loss or a loss in excess of insured limits occurs, we could lose all or a portion of the capital we have invested in a property, as well as the anticipated future revenue from the property. If this happens, we might nevertheless remain obligated for any mortgage debt or other financial obligations related to the property.

OUR ORGANIZATIONAL AND FINANCIAL STRUCTURE GIVES RISE TO OPERATIONAL AND FINANCIAL RISKS, INCLUDING THOSE DESCRIBED BELOW.

     WE HAVE SUBSTANTIAL INDEBTEDNESS, AND THIS INDEBTEDNESS MAY INCREASE.

     After we completed the placement of $2.55 billion of commercial mortgage pass-through certificates as described in "Recent Developments," we had aggregate indebtedness outstanding of approximately $3,470.9 million, approximately $3,189.3 million of which was secured by our properties. A majority of the secured indebtedness was non-recourse to GGP, while approximately $281.6 million of our aggregate indebtedness was unsecured, recourse indebtedness of the Operating Partnership and consolidated subsidiaries. We anticipate incurring substantial additional indebtedness to finance acquisitions or for other corporate purposes.

     WE SHARE CONTROL OF SOME OF OUR PROPERTIES WITH OTHER INVESTORS AND MAY HAVE CONFLICTS OF INTEREST WITH THOSE INVESTORS.

     We own partial interests ranging from approximately 16 2/3% to 51% in 43 shopping centers. We generally make all operating decisions for these shopping centers, but we are required to make some major decisions jointly with the other investors who have interests in the relevant property or properties. For example, the consent of each of the other relevant investors could be required with respect to refinancing, encumbering, expanding or selling any of these properties. We might not have the same interests as the other investors in relation to these transactions. Accordingly, we might not be able to favorably resolve any of these issues, or we might have to provide financial or other inducement to the other investors to obtain a favorable resolution.

     In addition, various restrictive provisions and rights apply to sales or transfers of interests in our jointly owned properties. These may work to our disadvantage because, among other things, we might be required to make decisions about buying or selling interests in a property or properties at a time that is disadvantageous to us.

     BANKRUPTCY OF JOINT VENTURE PARTNERS COULD IMPOSE DELAYS AND COSTS ON US WITH RESPECT TO THE JOINTLY OWNED SHOPPING CENTERS.

     The bankruptcy of one of the other investors in any of our jointly owned shopping centers could materially adversely affect the relevant property or properties. Under the bankruptcy laws, we would be precluded by the automatic stay from taking some actions affecting the estate of the other investor without prior approval of the bankruptcy court, which would, in most cases, entail prior notice to other parties and a hearing in the bankruptcy court. At a minimum, the requirement to obtain court approval may delay the actions we want to take. If the relevant joint venture through which we have invested in a property has incurred recourse obligations, the discharge in bankruptcy of one of the other investors might result in our ultimate liability for a greater portion of those obligations than we would otherwise bear.

     WE DEPEND ON OUR DIRECT AND INDIRECT SUBSIDIARIES' DIVIDENDS AND DISTRIBUTIONS. THESE SUBSIDIARIES' CREDITORS AND PREFERRED SECURITY HOLDERS ARE ENTITLED TO PAYMENT OF AMOUNTS PAYABLE TO THEM BY THE SUBSIDIARIES BEFORE THE SUBSIDIARIES MAY PAY ANY DIVIDENDS OR DISTRIBUTIONS TO US.

     Substantially all of our assets consist of our general partnership interest in the Operating Partnership. The Operating Partnership holds substantially all of its properties and assets through subsidiaries, including subsidiary partnerships, limited liability companies and corporations that have elected to be taxed as real estate investment trusts. The Operating Partnership therefore derives substantially all of its revenue from cash distributions to it by its subsidiaries, and we in turn derive substantially all of our revenue from cash distributions to us by the Operating Partnership. The creditors and preferred security holders, if any, of each of our direct and indirect subsidiaries are entitled to payment of that subsidiary's obligations to them, when due and payable, before that subsidiary may make distributions to us. Thus, the Operating Partnership's ability to make distributions to its partners, including us, depends on its subsidiaries' ability first to satisfy their obligations to their creditors and preferred security holders, if any, and then to make distributions to the Operating Partnership. Similarly, our ability to pay dividends to holders of common stock depends on the Operating Partnership's ability first to satisfy its obligations to its creditors and preferred security holders, if any, and then to make distributions to us.

     In addition, we will have the right to participate in any distribution of the assets of any of our direct or indirect subsidiaries upon the liquidation, reorganization or insolvency of the subsidiary only after the claims of the creditors, including trade creditors, and preferred security holders, if any, of the subsidiary are satisfied. Our common stockholders, in turn, will have the right to participate in any distribution of our assets upon the liquidation, reorganization or insolvency of GGP only after the claims of our creditors, including trade creditors, and preferred security holders are satisfied.

     WE MIGHT FAIL TO QUALIFY OR REMAIN QUALIFIED AS A REIT.

     Although we believe that we will remain structured and will continue to operate so as to qualify as a real estate investment trust for federal income tax purposes, we might not continue to be so qualified. Qualification as a REIT for federal income tax purposes involves the application of highly technical and complex provisions of the Internal Revenue Code of 1986, as amended, for which there are only limited judicial or administrative interpretations. Therefore, the determination of various factual matters and circumstances not entirely within our control may impact our ability to qualify as a REIT. In addition, legislation, new regulations, administrative interpretations or court decisions might significantly change the tax laws with respect to the requirements for qualification as a REIT or the federal income tax consequences of qualification as a REIT.

     If, with respect to any taxable year, we fail to maintain our qualification as a REIT, we would not be allowed to deduct distributions to stockholders in computing our taxable income and federal income tax. The corporate level income tax, including any applicable alternative minimum tax, would apply to our taxable income at regular corporate rates. As a result, the amount available for distribution to stockholders would be reduced for the year or years involved, and we would no longer be required to make distributions. In addition, unless we were entitled to relief under the relevant statutory provisions, we would also be disqualified from treatment as a REIT for the four taxable years following the year during which qualification was lost. Notwithstanding that we currently intend to operate in a manner designed to allow us to qualify as a REIT, future economic, market, legal, tax or other considerations may cause us to determine that it is in our best interest and the best interest of our stockholders to revoke the REIT election.

     OUR CHARTER DOCUMENTS AND SHAREHOLDER RIGHTS PLAN AND APPLICABLE LAW MAY HINDER ANY ATTEMPT TO ACQUIRE US.

     Generally, for GGP to maintain its qualification as a REIT under the Internal Revenue Code, not more than 50% in value of the outstanding shares of capital stock of GGP may be owned, directly or indirectly, by five or fewer individuals at any time during the last half of GGP's taxable year. The Internal

Revenue Code defines "individuals" for purposes of the requirement described in the preceding sentence to include some types of entities. Under GGP's Second Amended and Restated Certificate of Incorporation, as amended, no person other than Martin Bucksbaum, Matthew Bucksbaum, their families and related trusts may own more than 7.5% of the value of the outstanding capital stock. See "Description of Common Stock -- Restrictions on Transfer" in the accompanying prospectus for more information about these ownership restrictions. These restrictions on transferability and ownership may delay, deter or prevent a change in control of GGP or other transaction that might involve a premium price or otherwise be in the best interest of the stockholders.

     GGP's Board of Directors is divided into three classes of directors. Directors of each class are chosen for three-year staggered terms. Staggered terms of directors may reduce the possibility of a tender offer or an attempt to change control of GGP, even though a tender offer or change in control might be in the best interest of our stockholders. GGP's charter authorizes the Board
Directors:

     - to cause GGP to issue additional authorized but unissued shares of common stock or preferred stock;

     - to classify or reclassify, in one or more series, any unissued preferred stock; and

     - to set the preferences, rights and other terms of any classified or reclassified stock that GGP issues.

The Board of Directors could establish a series of preferred stock whose terms could delay, deter or prevent a change in control of GGP or other transaction that might involve a premium price or otherwise be in the best interest of our stockholders.

     GGP has a shareholder rights plan, which may delay, deter or prevent a change in control of GGP unless the acquiror negotiates with the Board of Directors of GGP and the Board approves the transaction. See "Capital
Stock -- Shareholder Rights Plan" in this prospectus supplement for more information about the shareholder rights plan. GGP's charter and bylaws contain other provisions that may delay, deter or prevent a change in control of GGP or other transaction that might involve a premium price or otherwise be in the best interest of the stockholders.

     GGP is a Delaware corporation, and Section 203 of the Delaware General Corporation Law applies to GGP. In general, Section 203 prevents an "interested stockholder", as defined in the next sentence, from engaging in a "business combination", as defined in the statute, with GGP for three years following the date that person becomes an interested stockholder unless:

     - before that person became an interested stockholder, the Board of Directors of GGP approved the transaction in which the interested stockholder became an interested stockholder or approved the business combination;

     - upon completion of the transaction that resulted in the interested stockholder's becoming an interested stockholder, the interested stockholder owns at least 85% of GGP's voting stock outstanding at the time the transaction commenced, excluding stock held by directors who are also officers of GGP and by employee stock plans that do not provide employees with the right to determine confidentially whether shares held under the plan will be tendered in a tender or exchange offer; or

     - following the transaction in which that person became an interested stockholder, the business combination is approved by GGP's Board of Directors and authorized at a meeting of stockholders by the affirmative vote of the holders of at least two-thirds of GGP's outstanding voting stock not owned by the interested stockholder.

The statute defines "interested stockholder" to mean generally any person that is the owner of 15% or more of the outstanding voting stock of the corporation or is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within the three-year period immediately before the date of determination. The provisions of this statute may delay, deter or prevent a change in control of GGP or other transaction that might involve a premium price or otherwise be in the best interests of stockholders. See "Description of Common Stock -- Delaware Anti-Takeover Statute" in the accompanying prospectus for more information about this statute.

THE MARKET FOR OUR COMMON STOCK GIVES RISE TO VARIOUS RISKS, INCLUDING THOSE DESCRIBED BELOW.

     WE HAVE MANY SHARES OF COMMON STOCK AVAILABLE FOR FUTURE SALE, WHICH COULD HURT THE MARKET PRICE OF OUR COMMON STOCK.

     As of September 30, 2001, 19,572,493 shares of common stock were reserved for issuance upon redemption of units of the Operating Partnership. In addition, we have reserved a number of shares of common stock for issuance under our employee benefit plans, and these shares will be available for sale from time to time. We have granted options to purchase additional shares of common stock to some of our executive officers and employees. We also have reserved 8,500,950 shares of common stock for issuance upon conversion or redemption of our outstanding preferred securities. We cannot predict the effect that future sales of shares of common stock, or the perception that sales of common stock could occur, will have on the market prices of our equity securities.

     CHANGES IN MARKET CONDITIONS COULD HURT THE MARKET PRICE OF OUR COMMON
     STOCK.

     The value of our common stock depends on various market conditions, which may change from time to time. Among the market conditions that may affect the value of our common stock are the following:

     - the extent of institutional investor interest in GGP;

     - the reputation of REITs generally and the attractiveness of their equity securities in comparison to other equity securities, including securities issued by other real estate companies, and fixed income securities;

     - our financial condition and performance; and

     - general financial market conditions.

In addition, the stock market in recent years has experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of companies.

     UNCERTAINTY IN THE FINANCIAL MARKETS AS A RESULT OF RECENT TERRORIST ATTACKS COULD HURT THE PRICE OF OUR COMMON STOCK.

     As a result of the terrorist attacks on the World Trade Center and the Pentagon on September 11, 2001, there has been considerable uncertainty in world financial markets. The full impact of these events, as well as concerns of subsequent terrorist events, on the financial markets is not yet known but could include, among other things, increased volatility in the prices of securities, including our common stock. According to publicly available reports, the financial markets are in part responding to uncertainty with regard to the scope and duration of military responses led by the United States, as well as substantial losses by various companies including airlines, insurance providers and aircraft makers, the need for heightened security across the country and decreases in consumer confidence that could cause a general slowdown in economic growth. These uncertainties could materially adversely affect the market price of our common stock.

     INCREASES IN MARKET INTEREST RATES MAY HURT THE MARKET PRICE OF OUR COMMON STOCK.

     We believe that investors consider the distribution rate on REIT stocks, expressed as a percentage of the price of the stocks, relative to market interest rates as an important factor in deciding whether to buy or sell the stocks. If market interest rates go up, prospective purchasers of REIT stocks may expect a higher distribution rate. Higher interest rates would not, however, result in more funds being available for us to distribute and, in fact, would likely increase our borrowing costs and might decrease our funds available for distribution. Thus, higher market interest rates could cause the market price of our common stock to decline.

                           FORWARD-LOOKING STATEMENTS

     This prospectus supplement, the accompanying prospectus and the documents incorporated by reference in the accompanying prospectus may contain "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including, without limitation, statements with respect to anticipated future operating and financial performance, growth and acquisition opportunities and other similar forecasts and statements of expectation. Words such as "expects", "estimates", "plans", "anticipates", "predicts", "intends", "believes", "seeks", and "should" and other similar expressions and variations of these expressions are intended to identify forward-looking statements. Forward-looking statements made by us are based on our estimates, projections, beliefs and assumptions at the time of the statements and are not guarantees of future performance. We disclaim any obligation to update or revise any forward-looking statements based on the occurrence of future events, the receipt of new information or otherwise.

     Actual future performance, outcomes and results may differ materially from those expressed in forward-looking statements made by us as a result of a number of risks, uncertainties and assumptions. Representative examples of these factors include, without limitation, general industry and economic conditions, interest rate trends, costs of capital and capital requirements, availability of real estate properties, inability to consummate acquisition opportunities, competition from other companies and venues for the sale/distribution of goods and services, changes in retail rental rates in our markets, shifts in customer demands, tenant bankruptcies or store closures, changes in vacancy rates at our properties, changes in operating expenses, including employee wages, benefits and training, governmental and public policy changes, changes in applicable laws, rules and regulations, including changes in tax laws, the ability to obtain suitable equity and/or debt financing and the continued availability of financing in the amounts and on the terms necessary to support our future business. See "Risk Factors" above for more information about some of these factors.

                        GENERAL GROWTH PROPERTIES, INC.

     We are a self-administered and self-managed real estate investment trust that owns, operates, manages, leases, acquires, develops, expands and finances regional mall shopping centers in major and middle markets throughout the United States. We were organized in 1986 to continue expanding the Bucksbaum family business, which has been engaged in the shopping center business since 1954.

     We conduct our business through the Operating Partnership, which holds substantially all of our interests in properties. We own an approximate 73% general partnership interest in the Operating Partnership. The remaining approximate 27% interest in the Operating Partnership is held by limited partners which include a partnership, the partners of which are various trusts for the benefit of the Bucksbaum family, and others who have contributed properties to us.

     As of September 30, 2001, we owned or had an ownership interest in 97 operating regional mall shopping centers in 37 states. Our regional mall shopping centers have approximately 87.2 million square feet of gross retail space, including anchor stores that may, in some cases, be owned by the anchor retailer, freestanding stores and mall tenant areas.

     Specifically, as of September 30, 2001, we owned:

     - 100% of 54 regional mall shopping centers, 44 of which are owned directly by GGPLP L.L.C., for which the Operating Partnership serves as the managing member and in which the Operating Partnership owns all of the common units of membership interest. A third party institutional investor owns preferred units of membership interest in GGPLP L.L.C. having a face value and liquidation preference of $175 million.

     - 51% of the common stock of GGP Ivanhoe, Inc., a Delaware corporation that has qualified as a REIT for federal income tax purposes. GGP Ivanhoe owns 100% of two regional mall shopping centers.

     - 51% of the common stock of GGP Ivanhoe III, Inc., a Delaware corporation that has qualified as a REIT for federal income tax purposes. GGP Ivanhoe III owns 100% of eight regional mall shopping centers.

     - 50% of each of two regional mall shopping centers.

     - 50% of the common stock of GGP/Homart, Inc., a Delaware corporation that has qualified as a REIT for federal income tax purposes. GGP/Homart owns interests in 23 regional mall shopping centers.

     - a 50% ownership interest in GGP/Homart II L.L.C., a Delaware limited liability company that owns interests in eight regional mall shopping centers.

     - 100% of the common stock of General Growth Management, Inc.

     We are incorporated under the laws of the State of Delaware. We have qualified as a REIT for federal income tax purposes. In order to maintain this qualification, we must distribute at least 90% of our REIT taxable income, computed without regard to net capital gains or the dividends-paid deduction, and of our after-tax net income from foreclosure property each year. Dividends on any preferred stock, including our 7.25% Preferred Income Equity Redeemable Stock()SM, Series A, par value $100 per share, which we call "PIERS," would be included as distributions for this purpose.

     In this prospectus supplement, references to "we," "us" or "our" include those entities which we own or control, including the Operating Partnership and GGPLP L.L.C., unless the context indicates otherwise.

                              RECENT DEVELOPMENTS

COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES

     On December 5, 2001, we completed the placement of $2.55 billion of non-recourse commercial mortgage pass-through certificates representing beneficial ownership interests in GGP Mall Properties Trust, a grantor trust established by a wholly-owned subsidiary of the Operating Partnership. This financing replaced certain previously issued commercial mortgage-backed securities and certain other individual property mortgages. Our pro rata share of this financing was approximately $1.89 billion.

     The certificates represent beneficial ownership interests in loans made to three groups of borrowers and are collateralized by mortgages on an aggregate of 27 malls and our headquarters. The mortgaged properties are either wholly-owned by us, jointly-owned with the New York State Common Retirement Fund, or jointly-owned with Ivanhoe Cambridge Inc. The loans in each loan group consist of a 5-year floating rate loan (assuming the exercise of no-cost extension options aggregating two years), a 5-year fixed rate loan and a 7-year floating rate loan (assuming the exercise of no-cost extension options aggregating 36 months). Approximately $986.46 million of 5-year floating rate loans were obtained at a weighted average interest rate equal to 30-day LIBOR plus 79 basis points, approximately $581.79 million of 5-year fixed rate loans were obtained at a weighted average interest rate of 5.38% and approximately $981.75 million of 7-year floating rate loans were obtained at a weighted average interest rate equal to 30-day LIBOR plus 103 basis points.

     In order to fix the interest rate on a significant portion of the floating rate loans, we entered into certain interest rate protection agreements. See our Current Reports on Form 8-K dated November 20, 2001 and December 5, 2001, which are incorporated by reference in the accompanying prospectus, for further information about these agreements and this financing.

                                THE OFFERING (1)

Shares of common stock offered by this prospectus
  supplement...............................................   8,000,000 shares
Shares of common stock to be outstanding after the
  offering.................................................  60,722,707 shares(2)
New York Stock Exchange symbol.............................  GGP

---------------

(1) Assumes that the underwriter's over-allotment option is not exercised. See "Underwriting" for more information about the over-allotment option.

(2) Excludes 1,293,513 shares of common stock reserved for issuance upon the exercise of outstanding options and threshold vesting options, 19,572,493 shares of common stock reserved for issuance upon the redemption of units of the Operating Partnership and 8,500,950 shares of common stock reserved for issuance upon the conversion or redemption of outstanding shares of the PIERS.

                                USE OF PROCEEDS

     The net proceeds to GGP from the sale of the shares of common stock offered by this prospectus supplement, after deduction of expenses payable by GGP, are estimated to be approximately $299,500,000 ($344,500,000 if the underwriter's over-allotment option is exercised in full).

     GGP anticipates using the net proceeds to repay certain outstanding indebtedness, which may include one or more of the following in whole or in part:

     - aggregate indebtedness of approximately $250,000,000 under certain fixed-rate mortgage loans which mature during the next 12 to 36 months;

     - indebtedness under GGP's $255,000,000 term loan facility, which was fully drawn as of September 30, 2001 and matures in July 2003. An affiliate of Lehman Brothers is a lender under this credit facility; and

     - indebtedness of approximately $45,000,000 under a construction loan which matures in April 2004 and is secured by one of GGP's regional shopping centers.

As of December 10, 2001, the weighted average interest rate of this indebtedness was approximately 5%.

     Subject to the uses identified above, GGP may use the net proceeds for working capital and general corporate purposes, including possible acquisitions.

                 PRICE RANGE OF COMMON STOCK AND DISTRIBUTIONS

     The common stock is listed on the NYSE under the symbol "GGP". The following table presents, for the periods indicated, the high and low sale prices of the common stock as reported by the NYSE, and the distributions per share declared for these periods.

                                                               HIGH     LOW     DISTRIBUTIONS
                                                              ------   ------   -------------
1998
  1st Quarter...............................................  $38.06   $34.38       $.47
  2nd Quarter...............................................   38.38    33.63        .47
  3rd Quarter...............................................   39.25    32.88        .47
  4th Quarter...............................................   38.63    32.56        .47
1999
  1st Quarter...............................................  $38.44   $31.25       $.49
  2nd Quarter...............................................   38.63    31.13        .49
  3rd Quarter...............................................   35.63    31.06        .49
  4th Quarter...............................................   31.69    25.00        .51
2000
  1st Quarter...............................................  $30.56   $26.38       $.51
  2nd Quarter...............................................   34.19    29.63        .51
  3rd Quarter...............................................   34.44    31.69        .51
  4th Quarter...............................................   36.50    28.69        .53
2001
  1st Quarter...............................................  $38.13   $33.00       $.53
  2nd Quarter...............................................   39.36    33.75        .53
  3rd Quarter...............................................   39.51    32.80        .65
  4th Quarter (through December 12, 2001)...................   40.45    34.35        .65

     On December 12, 2001, the last reported sale price of the common stock on the NYSE was $39.43.

     Future distributions by GGP will be at the discretion of the Board of Directors and will depend on the actual cash flow of GGP, its financial condition, capital requirements, the annual distribution requirements under the REIT provisions of the Internal Revenue Code and any other factors that the Board of Directors deems relevant.

     GGP has a dividend reinvestment program under which common stockholders may elect to automatically reinvest their dividends in, as well as make optional cash contributions for, shares of common stock. The dividend reinvestment program is administered by Mellon Bank, N.A., which arranges for the purchase of shares of common stock in the open market based on the directions of the participants enrolled in the program.

                                 CAPITAL STOCK

GENERAL

     Our authorized capital stock consists of 210,000,000 shares of common stock, par value $.10 per share, and 5,000,000 shares of preferred stock, par value $100 per share. The following summary description of our capital stock does not purport to be complete and is qualified by reference to our Second Amended and Restated Certificate of Incorporation, as amended, the Certificate of Designations, Preferences and Rights relating to PIERS, as amended, which was filed on June 4, 1998 on Form 8-K, the Certificate of Designations, Preferences and Rights relating to our Series A Junior Participating Preferred Stock, which we call "Junior Participating Preferred Stock," a form of which was filed on November 18, 1998 on Form 8-K, the Certificate of Designations, Preferences and Rights relating to our 8.95% Cumulative Redeemable Preferred Stock, Series B, which we call "Series B Preferred Stock," which was filed on June 15, 2000 on Form 8-K, and any other certificate of designations which we will file with the Securities and Exchange Commission in connection with any other offering of preferred stock. Each of the Current Reports on Form 8-K referred to in this paragraph are incorporated by reference in the accompanying prospectus.

     As of September 30, 2001, 52,710,766 shares of common stock were issued and outstanding, 13,500,000 depositary shares, which we call "Depositary Shares," each representing 1/40 of a PIERS, were issued and outstanding, and no shares of Junior Participating Preferred Stock or Series B Preferred Stock were issued and outstanding. In addition, as of such date, 19,572,493 units of partnership interest in the Operating Partnership were outstanding and held by limited partners. Our common stock is listed on the New York Stock Exchange under the symbol "GGP" and our Depositary Shares are listed on the New York Stock Exchange under the symbol "GGPPrA."

DESCRIPTION OF COMMON STOCK

     See "Description of Common Stock" at page 4 of the accompanying prospectus for information about the terms of the common stock and certain restrictions on ownership of the common stock.

SHAREHOLDER RIGHTS PLAN

     We have adopted a shareholder rights plan, pursuant to which we declared a dividend of one preferred share purchase right, referred to as "Right," for each share of common stock outstanding on December 10, 1998 to the stockholders of record on that date. A Right is also attached to each subsequently issued share of common stock. Prior to becoming exercisable, the Rights trade together with the common stock. The Rights become exercisable when a person or group acquires or commences or announces a tender or exchange offer for 15% or more of the common stock (or, in the case of certain grandfathered stockholders described in the shareholder rights plan, more than the applicable grandfathered limit described in the plan). Each Right initially entitles the holder to purchase from us one one-thousandth of a share of Junior Participating Preferred Stock, par value $100 per share, at an exercise price of $148 per one one-thousandth of a share, subject to adjustment. In the event that a person or group acquires 15% or more of the common stock, each Right will entitle the holder (other than the acquirer) to purchase shares of common stock (or, in certain circumstances cash or other securities) having a market value of twice the exercise price of a Right at such time. Under certain circumstances, each Right will entitle the holder (other than acquirer) to purchase common stock of the acquirer having a market value of twice the exercise price of a Right at such time. In addition, under certain circumstances, the GGP Board of Directors may exchange each Right (other than those held by the acquirer) for one share of common stock, subject to adjustment. If the Rights become exercisable, holders of units of partnership interest in the Operating Partnership, other than us, will receive the number of Rights they would have received if their units had been redeemed and the purchase price paid in common stock. The Rights expire on November 18, 2008, unless earlier redeemed by the GGP Board of Directors for $.01 per Right or such expiration date is extended.

DESCRIPTION OF PIERS AND DEPOSITARY SHARES

     Each owner of a Depositary Share is entitled to its proportionate share of all the rights and preferences of PIERS represented thereby. The following is a brief description of the dividend, voting, conversion, redemption and liquidation rights, preferences and privileges applicable to PIERS.

     Dividends. Dividends are cumulative and payable in arrears quarterly on or about the fifteenth day of January, April, July and October of each year in an amount per PIERS equal to the greater of (a) 7.25% of the liquidation preference per annum (equivalent to $1.8125 per annum per Depositary Share) and (b) the cash dividends paid or payable (determined on each of the dividend payment dates for PIERS) on that number of shares of common stock equal to the number of shares of common stock (or portion thereof) into which a PIERS is convertible. Dividends will accumulate whether or not we have sufficient earnings, whether or not there are funds legally available for the payment of such dividends, and whether or not such dividends are declared.

     Liquidation Preference and Conversion Rights. PIERS have a liquidation preference of $1,000.00 per PIERS (equivalent to $25.00 per Depositary Share), plus a proportionate amount equal to accrued and unpaid dividends on PIERS (whether or not earned or declared).

     PIERS are convertible at any time, in whole or in part at the option of the holder, unless previously redeemed, into shares of common stock, at an initial conversion price, which we call the "Conversion Price," of $39.70 per share of common stock (equivalent to a conversion rate of 0.6297 shares of common stock per Depositary Share), subject to adjustment in certain circumstances.

     Redemption. Except in certain circumstances relating to the preservation of our status as a REIT for federal income tax purposes, PIERS and the Depositary Shares are not redeemable prior to July 15, 2003. Under certain circumstances, on and after July 15, 2003, we may redeem at our discretion PIERS and the Depositary Shares, in whole or in part, for such number of shares of common stock as are issuable at the Conversion Price (equivalent initially to a conversion rate of 0.6297 shares of common stock per Depositary Share). In addition, on or after July 15, 2003, we may redeem at our discretion PIERS and the Depositary Shares, in whole or in part, initially at $1,032.22 per PIERS (equivalent to $25.8055 per Depositary Share) and thereafter at prices declining to $1,000.00 per PIERS (equivalent to a price of $25.00 per Depositary Share) on and after July 15, 2007, plus in each case accrued and unpaid dividends, if any, to the redemption date.

     PIERS and the Depositary Shares are subject to mandatory redemption on July 15, 2008, at a price of $1,000.00 per PIERS (equivalent to a price of $25.00 per Depositary Share), plus accrued and unpaid dividends, if any, to the redemption date.

     Ranking and Voting Rights. PIERS will rank senior to the common stock as to priority for receiving dividends and amounts upon our liquidation, dissolution or winding-up. Holders of PIERS do not generally have any voting rights, except as provided by applicable law. If dividends on PIERS are in arrears for six or more quarterly periods, holders of PIERS (voting separately as a class with all other series of preferred stock upon which like voting rights have been conferred and are exercisable) will be entitled to vote for the election of two additional directors to serve on the GGP Board of Directors until all dividend arrearages are eliminated.

DESCRIPTION OF SERIES B PREFERRED STOCK AND SERIES A PREFERRED UNITS

     On May 25, 2000, GGPLP L.L.C. issued $175 million of 8.95% Series A Cumulative Redeemable Preferred Units of membership interest, which we call the "Series A Preferred Units," to an institutional investor. Holders of the Series A Preferred Units are entitled to receive cumulative preferential cash distributions per Unit at a per annum rate of 8.95% of the $250 liquidation preference thereof (or $5.59375 per quarter) prior to any distributions by GGPLP L.L.C. to the Operating Partnership, which owns all of the common units of membership interest in GGPLP L.L.C.

     At any time on or after May 25, 2010 and subject to certain limitations, the holders of 51% of the outstanding Series A Preferred Units may elect to exchange all of the Series A Preferred Units for the number of shares of Series B Preferred Stock, par value $100 per share, equal to the quotient of (A) the sum of the capital accounts of the holders of Series A Preferred Units divided by (B) $1,000. A holder or holders of Series A Preferred Units also may elect to exchange Series A Preferred Units for shares of Series B Preferred Stock or common stock, as specified in the operating agreement of GGPLP L.L.C., in the event that (a) accumulated and unpaid distributions on the Series A Preferred Units exceed a specified amount on or after May 25, 2005, (b) GGPLP L.L.C. is or will be a "publicly traded partnership" as defined in the Internal Revenue Code of 1986, as amended, or (c) a holder concludes that there is an imminent and substantial risk that its interest in GGPLP L.L.C. could exceed more than a specified percentage of the total capital or profits interests in GGPLP L.L.C. If a written notice of exchange has been delivered to us, then we may, at our option, within ten business days after receiving the exchange notice, elect to purchase or cause GGPLP L.L.C. to redeem all or a portion of the Series A Preferred Units (for which an exchange notice was delivered) for cash or common stock based upon a 20 day average of the closing price of the common stock.

     The shares of Series B Preferred Stock, none of which are currently issued or outstanding, rank on parity with the PIERS and rank senior to the common stock as to priority for receiving dividends and amounts upon our liquidation, dissolution or winding-up. Holders of Series B Preferred Stock do not generally have any voting rights, except as provided by applicable law.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for the common stock is Mellon Investor Services LLC, Ridgefield Park, New Jersey.

                       FEDERAL INCOME TAX CONSIDERATIONS

FEDERAL INCOME TAX CONSIDERATIONS TO HOLDERS OF CAPITAL STOCK

     This section is a summary of federal income tax matters of general application pertaining to REITs and their stockholders under the Internal Revenue Code of 1986. The discussion is based on current law and does not purport to deal with all aspects of federal income taxation that may be relevant to investors to whom special treatment under federal income tax laws applies, such as investors to whom the Employee Retirement Income Security Act of 1974, as amended, applies, other tax exempt investors, dealers in securities or foreign persons. The provisions of the Internal Revenue Code pertaining to REITs are highly technical and complex and sometimes involve mixed questions of fact and law. In addition, this section does not discuss foreign, state or local taxation.

     In the opinion of Neal, Gerber & Eisenberg, our tax counsel, beginning with our taxable year ended December 31, 1993, we have been organized and operated in a manner that has enabled us to qualify as a REIT under Sections 856 through 859 of the Internal Revenue Code, and our proposed method of operation will enable us to continue to so qualify. However, we might not so qualify or continue to so qualify. Our ability to qualify as a REIT under the requirements of the Internal Revenue Code and the regulations promulgated under the Internal Revenue Code depends upon actual operating results.

     To qualify as a REIT under the Internal Revenue Code for a taxable year, we must meet organizational and operational requirements, which generally require us to be a passive investor in operating real estate and to avoid excessive concentration of ownership of our stock. First, our principal activities must be real estate related. Generally, at least 75% of the value of our total assets at the end of each calendar quarter must consist of real estate assets, cash or governmental securities. We may not own more than 10% of the outstanding securities, measured by vote or value, of any corporation; shares of qualified REITs and of qualified wholly owned subsidiaries are exempt from this prohibition. For each taxable year, at least 75% of a REIT's gross income must be derived from specified real estate sources and 95% must be derived from those real estate sources plus other permitted sources. Real estate income for purposes of these requirements includes gains from the sale of real property not held primarily for sale to customers in the ordinary course of business, dividends on REIT shares, interest on loans secured by mortgages on real property, qualified rents from real property and income from foreclosure property. For rents to qualify, they may not be based on the income or profits of any person, except that they may be based on a percentage or percentages of gross income or receipts. With limited exceptions, the REIT may not manage the property except through an independent contractor and may not furnish services to residents except through independent contractors or taxable REIT subsidiaries which are subject to certain restrictions.

     For us to remain qualified as a REIT, no more than 50% in value of our outstanding capital stock, including in some circumstances stock into which outstanding securities might be converted, may be owned actually or constructively by five or fewer individuals at any time during the last half of our taxable year. The Internal Revenue Code defines "individuals" for purposes of the provision described in the preceding sentence to include specified entities. Accordingly, our Certificate of Incorporation, as amended, contains provisions restricting the acquisition of shares of our capital stock.

     So long as we qualify for taxation as a REIT and distribute at least 90% of the sum of (a) our REIT taxable income, as computed without regard to net capital gains or the dividends-paid deduction, and (b) our after-tax net income from foreclosure property for our taxable year, minus (c) the sum of certain non-cash items to, our stockholders annually, federal income tax will not apply to that portion of these kinds of income distributed to stockholders. We will be taxed at regular corporate rates on all income not distributed to stockholders. Our policy is to distribute at least 90% of the sum of our REIT taxable income and net income from foreclosure property. REITs may also incur taxes for other activities or to the extent distributions do not satisfy other requirements.

     In the case of a REIT which is a partner in a partnership, such as us, Treasury Department regulations provide that the REIT will be deemed to own its proportionate share of the assets of the partnership and will be deemed to earn the income of the partnership attributable to that share. In addition, for purposes of satisfying the asset and income tests described above, the character of the gross income and assets in the hands of the partnership remains the same when allocated to the REIT. Accordingly, our proportionate share of the assets, liabilities and items of income of the Operating Partnership will be treated as our assets, liabilities, and items of income for purposes of qualifying as a REIT.

     Our failure to qualify during any taxable year as a REIT could, unless relief provisions were available, have a material adverse effect upon investors. If disqualified for taxation as a REIT for a taxable year, we would also be disqualified for taxation as a REIT for the next four taxable years, unless the failure was due to reasonable cause rather than willful neglect and other conditions were met. Federal income tax at corporate rates would apply to all of our taxable income, and we would not be able to deduct the dividends paid, which could result in a discontinuation of or substantial reduction in dividends to stockholders. The regular tax rules applicable to dividends received by stockholders of corporations would also apply to our dividends. Should the failure to qualify be determined to have occurred retroactively in one of our earlier tax years, the imposition of a substantial federal income tax liability on us attributable to the nonqualifying tax years may adversely affect our ability to pay dividends. If we fail to meet the income tests of the tax law, we may, generally, nonetheless retain our qualification as a REIT if we pay a 100% tax on the amount by which we failed to meet the income tests so long as our failure was due to reasonable cause and not willful neglect. Any taxes of this kind would adversely affect our ability to pay dividends.

TAXATION OF TAXABLE DOMESTIC STOCKHOLDERS

     As used in this section, the term "U.S. Stockholder" means a holder of our stock who, for United States federal income tax purposes is (a) a citizen or resident of the United States, (b) a corporation created or organized in or under the laws of the United States or of any political subdivision of the United States, (c) an estate to whose income United States federal income taxation applies regardless of its source, or (d) a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons as defined in Section 7701(a)(30) of the Internal Revenue Code have the authority to control all the substantial decisions of the trust or if it has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person.

     As long as we qualify as a REIT, distributions made to our U.S. Stockholders out of current or accumulated earnings and profits, and not designated as capital gain dividends, will be taxable to our U.S. Stockholders as ordinary income. Corporate U.S. Stockholders will not be entitled to the dividends-received deduction with respect to distributions by us. Distributions that are designated as capital gain dividends will be taxable to U.S. Stockholders as long-term capital gains, to the extent they do not exceed our actual net capital gain for the taxable year, without regard to the period for which the U.S. Stockholder has held its stock. With some limitations, capital gains dividends received by an individual U.S. Stockholder may be eligible for the 20% or 25% capital gains rates of tax. However, corporate U.S. Stockholders may be required to treat up to 20% of capital gain dividends as ordinary income. Distributions by us in excess of our current and accumulated earnings and profits will not be taxable to a U.S. Stockholder to the extent that these distributions do not exceed the adjusted basis of the U.S. Stockholder's shares, but rather, will be a nontaxable reduction in a U.S. Stockholder's adjusted basis in the shares to the extent of the adjusted basis, and any amount of the distribution in excess of the adjusted basis will be taxed as capital gain.

     Any dividend declared by us in October, November or December of any year payable to a U.S. Stockholder of record on a specified date in any of these months will be treated as both paid by us and received by the U.S. Stockholder on December 31 of that year, provided that the dividend is actually paid by us during January of the following calendar year.

     U.S. Stockholders holding capital stock at the close of our taxable year will be required to include, in computing their long-term capital gains for the taxable year in which the last day of our taxable year falls, the amount that we may designate in a written notice mailed to our stockholders. We may not designate amounts in excess of our undistributed net capital gain for the taxable year. Each U.S. Stockholder required to include a designated amount of this kind in determining the stockholder's long-term capital gains will be deemed to have paid, in the taxable year of the inclusion, the tax paid by us in respect of the undistributed net capital gains. U.S. Stockholders to whom these rules apply will be allowed a credit or a refund, as the case may be, for the tax deemed to have been paid by the stockholders. U.S. Stockholders will increase their basis in their capital stock by the difference between the amount of these includible gains and the tax deemed paid by the U.S. Stockholder in respect of the gains.

     U.S. Stockholders may not include in their individual income tax returns any of our net operating losses or capital losses. Instead, these losses would be carried over by us for potential offset against our future income, with some limitations. Taxable distributions from us and gain from the disposition of the capital stock will not be treated as passive activity income and, therefore, U.S. Stockholders generally will not be able to apply any "passive activity losses", such as losses from certain types of limited partnerships in which the U.S. Stockholder is a limited partner, against this income. In addition, taxable distributions from us and gain from the disposition of capital stock generally will be treated as investment income for purposes of the investment interest limitations, except a gain taxed as long-term capital gain will not be taken into account for purposes of the investment interest limitation. We will notify the U.S. Stockholders after the close of our taxable year as to the portions of the distributions attributable to that year that constitute ordinary income, return of capital, and capital gain. In general, any gain or loss realized upon a taxable disposition of the capital stock by a U.S. Stockholder who is not a dealer in securities will be treated as long-term capital gain if held for more than 12 months and otherwise as short-term capital gain or loss. A maximum tax rate of 20% in respect of property held in excess of 12 months generally applies to long-term capital gain of an individual U.S. Stockholder with respect to the sale of stock. However, any loss upon a sale or exchange of capital stock by a U.S. Stockholder who has held the stock for six months or less, after applying the relevant holding period rules, will be treated as long-term capital loss to the extent of distributions from us required to be treated by the U.S. Stockholder as long-term capital gain. All or a portion of any loss realized upon a taxable disposition of the capital stock may be disallowed if other shares of the capital stock are purchased within 30 days before or after the disposition.

BACKUP WITHHOLDING

     We will report to our U.S. Stockholders and to the Internal Revenue Service the amount of dividends paid during each calendar year, and the amount of tax withheld, if any. Under the backup withholding rules, backup withholding may apply with respect to dividends paid to a U.S. Stockholder unless the holder (a) is a corporation or comes within other exempt categories and when required demonstrates this fact, or (b) provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with applicable requirements of the backup withholding rules. For amounts paid after August 6, 2001, the rate is 30.5%. For amounts paid during 2002 and 2003, the rate is scheduled to drop to 30%. The IRS may also impose penalties on a U.S. Stockholder that does not provide us with a correct taxpayer identification number. Any amount paid as backup withholding will be creditable against the U.S. Stockholder's income tax liability or may entitle the U.S. Stockholder to a refund, provided that the required information is furnished to the IRS. In addition, we may be required to withhold a portion of capital gain distributions to any U.S. Stockholders that fail to certify their non-foreign status to us. See "-- Taxation of Our Non-U.S. Stockholders" for more information about this type of withholding.

TAXATION OF PENSION TRUSTS

     One of the requirements for us to qualify as a REIT for federal income tax purposes is that during the last half of each taxable year, not more than 50% in value of our capital stock can be owned by five or fewer individuals, as defined in the Internal Revenue Code to include specified entities. For purposes of the "five or fewer" test described above, beneficiaries of a domestic pension trust that owns shares of our capital stock generally will be treated as owning those shares in proportion to their actuarial interests in the trust. In addition, amounts distributed by us to a tax-exempt pension trust generally do not constitute "unrelated business taxable income" to the trust unless the trust owns more than ten percent of the capital stock, in which case a portion of the amounts distributed may be treated as unrelated business taxable income.

TAXATION OF OUR NON-U.S. STOCKHOLDERS

     The rules governing United States federal income taxation of the ownership and disposition of capital stock by persons that are, for purposes of this kind of taxation, nonresident alien individuals, foreign corporations, foreign partnerships or foreign estates or trusts, which we refer to collectively as "Non-U.S. Stockholders", are complex, and we do not attempt to provide more than a brief summary of these rules in this section. Accordingly, the discussion does not address all aspects of United States federal income tax and does not address state, local or foreign tax consequences that may be relevant to a Non-U.S. Stockholder in light of its particular circumstances. In addition, this discussion is based on current law, which may change, and assumes that we qualify for taxation as a REIT. Prospective Non-U.S. Stockholders should consult with their own tax advisers to determine the impact of federal, state, local and foreign income tax laws with regard to an investment in capital stock, including any reporting requirements.

     Distributions by us to a Non-U.S. Stockholder that are neither attributable to gain from sales or exchanges by us of United States real property interests nor designated by us as capital gains dividends will be treated as dividends of ordinary income to the extent that they are made out of our current or accumulated earnings and profits. Withholding of United States federal income tax on a gross basis, that is, without allowance of deductions, at a 30% rate or any lower rate that may be specified by an applicable income tax treaty ordinarily will apply to these distributions, unless the dividends are treated as effectively connected with the conduct by the Non-U.S. Stockholder of a United States trade or business. Tax on a net basis, that is, after allowance of deductions, at graduated rates will apply to dividends that are effectively connected with a United States trade or business, in the same manner as domestic stockholders are taxed with respect to dividends of this kind. Withholding generally does not apply to these dividends. An additional branch profits tax at a 30% rate or any lower rate that may be specified by an applicable income tax treaty may also apply to any dividends of this kind received by a Non-U.S. Stockholder that is a corporation. We expect to withhold United States income tax at the rate of 30% on the gross amount of any distributions of ordinary income made to a Non-U.S. Stockholder unless (a) a lower treaty rate applies and any required form or certification evidencing eligibility for that reduced rate is filed with us or (b) the Non-U.S. Stockholder files an IRS Form W-8ECI with us claiming that the distribution is effectively connected income.

     Distributions in excess of our current or accumulated earnings and profits will not be taxable to a Non-U.S. Stockholder to the extent that they do not exceed the adjusted basis of the stockholder's capital stock, but rather will reduce the adjusted basis of the capital stock. To the extent that these distributions exceed the adjusted basis of a Non-U.S. Stockholder's capital stock, they will give rise to gain from the sale or exchange of its capital stock, the tax treatment of which is described below. However, we cannot be certain at the time of a distribution that no earnings or profits will exist because events which take place prior to the end of the year could create earnings and profits when none currently exist. Thus, we currently intend to withhold at a rate of 30% or a lower applicable treaty rate on the entire amount of any distribution. However, the Non-U.S. Stockholder may seek a refund of these amounts from the IRS if it subsequently determined that the distribution was, in fact, in excess of our current or accumulated earnings and profits, and the amount withheld exceeded the Non-U.S. Stockholder's United States tax liability, if any, with respect to the distribution.

     United States federal income taxation generally will not apply to distributions to a Non-U.S. Stockholder that are designated by us at the time of distribution as capital gains dividends, other than those arising from the disposition of a United States real property interest, unless (a) the investment in the capital stock is effectively connected with the Non-U.S. Stockholder's United States trade or business, in which case the same treatment will apply to the Non-U.S. Stockholder as to

U.S. Stockholders with respect to the gain, except that a stockholder that is a foreign corporation may also have to pay the 30% branch profits tax, as discussed above, or (b) the Non-U.S. Stockholder is a nonresident alien individual who is present in the United States for 183 days or more during the taxable year and has a "tax home" in the United States, in which case the nonresident alien individual will have to pay a 30% tax on the individual's capital gains.

     Under the Foreign Investment in Real Property Tax Act, which we call "FIRPTA", distributions to a Non-U.S. Stockholder that are attributable to gain from sales or exchanges by us of United States real property interests, whether or not designated as a capital gain dividend, will cause the Non-U.S. Stockholder to be treated as recognizing the gain as income effectively connected with a United States trade or business. Non-U.S. Stockholders would thus generally be taxed at the same rates applicable to U.S. Stockholders, or might have to pay a special alternative minimum tax in the case of nonresident alien individuals. Also, a 30% branch profits tax might apply to a gain of this kind in the hands of a Non-U.S. Stockholder that is a corporation, as discussed above. We are required to withhold 35% of any distribution of this kind. That amount is creditable against the Non-U.S. Stockholder's United States federal income tax liability.

     Although the law is not entirely clear on the matter, it appears that amounts designated by us as undistributed capital gains in respect of stockholders' shares would be treated with respect to Non-U.S. Stockholders in the manner outlined in the preceding two paragraphs for actual distributions by us of capital gain dividends. Under that approach, the Non-U.S. Stockholders would be able to offset as a credit against their United States federal income tax liability resulting from these amounts their proportionate share of the tax paid by us on these undistributed capital gains, and to receive from the IRS a refund to the extent their proportionate share of the tax paid by us were to exceed their actual United States federal income tax liability.

     United States taxation generally will not apply to gain recognized by a Non-U.S. Stockholder upon the sale or exchange of capital stock unless the shares constitute a "United States real property interest" within the meaning of FIRPTA. The capital stock will not constitute a "United States real property interest" so long as we are a "domestically controlled REIT". A "domestically controlled REIT" is a REIT in which at all times during the specified testing period less than 50% in value of its stock is held directly or indirectly by Non-U.S. Stockholders. However, gain from the sale or exchange of capital stock to which FIRPTA does not otherwise apply will be taxable to a Non-U.S. Stockholder if the Non-U.S. Stockholder is a nonresident alien individual who is present in the United States for 183 days or more during the taxable year and has a "tax home" in the United States. In this case, a 30% United States tax will apply to the amount of the nonresident alien individual's gain.

     We believe that we will continue to be a "domestically controlled REIT", and therefore that taxation under FIRPTA will not apply to the sale of capital stock. However, because the capital stock is publicly traded, we might not continue to be a "domestically controlled REIT". If we fail to qualify as a "domestically controlled REIT", United States taxation under FIRPTA still would not apply to gain arising from the sale or exchange by a Non-U.S. Stockholder of capital stock as a sale of a "United States real property interest", if (a) the capital stock, as applicable, is "regularly traded", as defined by applicable treasury regulations, on an established securities market such as the NYSE, and
(b) the selling Non-U.S. Stockholder held 5% or less of the value of the outstanding class or series of shares being sold at all times during a specified testing period. If taxation under FIRPTA applied to gain on the sale or exchange of capital stock, the Non-U.S. Stockholder would have to pay regular United States income tax with respect to the gain in the same manner as a U.S. Stockholder, or might have to pay any applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals, and the purchaser of the capital stock would be required to withhold and remit to the IRS 10% of the purchase price.

     Backup withholding tax and information reporting will generally not apply to distributions paid to Non-U.S. Stockholders outside the United States that are treated as (a) dividends to which the 30% or lower treaty rate withholding tax discussed above applies, (b) capital gains dividends or (c) distributions attributable to gain from the sale or exchange by us of United States real property interests. As a general matter, backup withholding and information reporting will not apply to a payment of the proceeds of a sale of capital stock by or through a foreign office of a foreign broker. Information reporting, but not backup withholding, will apply, however, to a payment of the proceeds of sale of capital stock by a foreign office of a broker that (x) is a United States person, (y) derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the United States or (z) is a "controlled foreign corporation", unless the broker has documentary evidence in its records that the holder is a Non-U.S. Stockholder and other conditions are met, or the stockholder otherwise establishes an exemption. A "controlled foreign corporation" generally means a foreign corporation controlled by United States stockholders for United States tax purposes. Both backup withholding and information reporting apply to payment to or through a United States office of a broker of the proceeds of a sale of capital stock unless the stockholder certifies under penalty of perjury that the stockholder is a Non-U.S. Stockholder, or otherwise establishes an exemption. A Non-U.S. Stockholder may obtain a refund of any amounts withheld under the backup withholding rules by filing the appropriate claim for refund with the IRS.

                                  UNDERWRITING

     Lehman Brothers, as underwriter, has agreed, subject to the terms and conditions of an underwriting agreement, to purchase from GGP, and GGP has agreed to sell to Lehman Brothers all of the common stock that is being sold in this offering. The underwriting agreement provides that the underwriter is obligated to purchase all of the common stock, other than those covered by the option described below, if it purchases any of the common stock.

     Lehman Brothers proposes to offer the shares of common stock offered by this prospectus supplement from time to time for sale in one or more transactions in the over-the-counter market, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices, subject to prior sale when, as and if delivered to and accepted by Lehman Brothers. In connection with the sale of the shares of common stock offered by this prospectus supplement, Lehman Brothers may be deemed to have received compensation from GGP in the form of underwriting discounts. Lehman Brothers may effect these transactions by selling shares to or through dealers, and these dealers may receive compensation in the form of discounts, concessions or commissions from Lehman Brothers and/or the purchasers of the common stock for whom they may act as agents or to whom they sell as principal.

     GGP has granted Lehman Brothers an option, exercisable for 30 days after the date of this prospectus supplement, to purchase up to 1,200,000 additional shares of common stock for $37.50 per share to cover over-allotments.

     GGP and the Operating Partnership have agreed to indemnify Lehman Brothers against certain liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments Lehman Brothers may be required to make in respect of those liabilities.

     Lehman Brothers is offering the common stock, subject to prior sale, when, as and if issued to and accepted by it, subject to approval of legal matters by its counsel and other conditions contained in the underwriting agreement, such as the receipt by Lehman Brothers of officers' certificates and legal opinions. Lehman Brothers reserves the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

     Other than the prospectus supplement in electronic format, the information on Lehman Brother's web site and any information contained in any other web site maintained by Lehman Brothers is not part of the prospectus supplement or the registration statement of which this prospectus supplement forms a part, has not been approved and/or endorsed by GGP or Lehman Brothers in its capacity as underwriter and should not be relied upon by investors.

     GGP's expenses of the offering are estimated to be approximately $500,000.

NO SALES OF SIMILAR SECURITIES

     GGP has agreed that, during the period beginning from the date of this prospectus supplement and continuing to and including the date 30 days after the date of this prospectus supplement, it will not offer, sell, contract to sell or otherwise dispose of any common stock or securities which are substantially similar to the common stock or which are convertible, exercisable or exchangeable into common stock or securities which are substantially similar to common stock, without the prior written consent of Lehman Brothers, except for:

     - the common stock offered in connection with this offering;

     - any common stock or securities convertible into or exercisable or exchangeable for common stock issued by GGP in connection with acquisitions;

     - shares issued under employee stock option or stock purchase plans existing on the date of this prospectus supplement;

     - shares issued on or in connection with the conversion, exchange or put of convertible, exchangeable or other securities outstanding on the date of this prospectus supplement; and

     - securities having substantially the same terms as the PIERS.

     In addition, an executive officer of GGP who is expected to purchase shares of common stock to be sold in this offering has agreed that, during the period beginning from the date of this prospectus supplement and continuing to and including the date 30 days after the date of this prospectus supplement, subject to certain exceptions, he would not offer, sell, pledge or otherwise dispose of his shares of common stock.

NEW YORK STOCK EXCHANGE LISTING

     The common stock is listed on the New York Stock Exchange under the symbol "GGP."

SHORT POSITIONS

     Lehman Brothers may engage in over-allotment, syndicate covering transactions and penalty bids in accordance with Regulation M under the Exchange Act of 1934:

     - Over-allotment involves sales by Lehman Brothers of shares in excess of the number of shares it is obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares over-allotted by Lehman Brothers is not greater than the number of shares that it may purchase in the over-allotment option. In a naked short position, the number of shares involved is greater than the number of shares in the over-allotment option. Lehman Brothers may close out any short position by either exercising its over-allotment option and/or purchasing shares in the open market.

     - Syndicate covering transactions involve purchases of the common stock in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, Lehman Brothers will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which it may purchase shares through the over-allotment option. If Lehman Brothers sells more shares than could be covered by the over-allotment option, a naked short position, the position can only be closed out by buying shares in the open market. A naked short position is more likely to be created if Lehman Brothers is concerned that there could be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

     - Penalty bids permit Lehman Brothers to reclaim a selling concession from another broker-dealer when the common stock originally sold by the broker-dealer is purchased in a syndicate covering transaction to cover syndicate short positions.

These syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of the common stock or preventing or retarding a decline in the market price of the common stock. As a result, the price of the common stock may be higher than the price that might otherwise exist in the open market. These transactions may be effected on the New York Stock Exchange or otherwise and, if commenced, may be discontinued at any time.

     Neither GGP nor Lehman Brothers makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the common stock. In addition, neither GGP nor Lehman Brothers makes any representation that Lehman Brothers will engage in these transactions or that any transaction, once commenced, will not be discontinued without notice.

CANADIAN SALES

     This prospectus supplement is not, and under no circumstances is to be construed as, an advertisement or a public offering of the common stock in Canada or any province or territory thereof. Any offer or sale of common stock in Canada will be made only under an exemption from the requirements to file a prospectus supplement or prospectus and an exemption from the dealer registration requirement in the relevant province or territory of Canada in which such offer or sale is made.

STAMP TAXES

     Purchasers of the common stock offered by this prospectus supplement may be required to pay stamp taxes and other charges under the laws and practices of the country of purchase. Accordingly, GGP urges you to consult a tax advisor with respect to whether you may be required to pay those taxes or charges, as well as any other tax consequences that may arise under the laws of the country of purchase.

OTHER RELATIONSHIPS

     Lehman Brothers and its affiliates provide investment banking, lending and other services to GGP and its affiliates, and they have received customary fees and commissions for these transactions. An affiliate of Lehman Brothers is a lender under GGP's $255,000,000 term loan facility that may be repaid by the proceeds of the offering. See "Use of Proceeds."

                            VALIDITY OF COMMON STOCK

     The validity of the shares of common stock will be passed upon for us by Neal, Gerber & Eisenberg, Chicago, Illinois, and for the underwriter by Simpson Thacher & Bartlett, New York, New York. Certain federal income tax matters will be passed upon for us by Neal, Gerber & Eisenberg. Marshall E. Eisenberg, a partner of Neal, Gerber & Eisenberg, is Secretary of GGP.

                                    EXPERTS

     The consolidated financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K of General Growth Properties, Inc. for the year ended December 31, 2000, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

PROSPECTUS

                        GENERAL GROWTH PROPERTIES, INC.
                      PREFERRED STOCK, DEPOSITARY SHARES,
                      COMMON STOCK, COMMON STOCK WARRANTS
                              AND DEBT SECURITIES

                         ------------------------------

     General Growth Properties, Inc. (the "Company") may offer from time to time, together or separately, in one or more series (a) shares of the Company's preferred stock, par value $100 per share ("Preferred Stock"), (b) depositary shares representing entitlement to all rights and preferences of a fraction of a share of Preferred Stock of a specified series ("Depositary Shares"), (c) shares of the Company's common stock, par value $.10 per share ("Common Stock"), (d) warrants to purchase shares of Common Stock (the "Common Stock Warrants") and
(e) debt securities of the Company ("Debt Securities") (the Preferred Stock, Depositary Shares, Common Stock, Common Stock Warrants and Debt Securities are collectively referred to as the "Securities"), separately or together, at an aggregate initial offering price not to exceed U.S. $1,000,000,000, in amounts, at prices and on terms to be determined at the time of sale.

     The specific terms of any Securities offered pursuant to this Prospectus will be set forth in an accompanying supplement to this Prospectus (a "Prospectus Supplement"), together with the terms of the offering of such Securities and the initial price and the net proceeds to the Company from the sale thereof. The Prospectus Supplement will include, with regard to the particular Securities, the following information: (a) in the case of Preferred Stock, the designation, number of shares, liquidation preference per share, initial offering price, dividend rate (or method of calculation thereof), dates on which dividends shall be payable and dates from which dividends shall accrue, any redemption or sinking fund provision, and any conversion or exchange rights;
(b) in the case of Common Stock, the number of shares and the terms of the offering and sale thereof; (c) in the case of Common Stock Warrants, the number and terms thereof, the designation and the number of shares of Common Stock issuable upon exercise, the exercise price, the terms of the offering and sale thereof, and where applicable, the duration and detachability thereof; (d) in the case of Debt Securities, the specific designation, aggregate principal amount, authorized denominations, currencies in which such Debt Securities are issued or payable, maturity, rate (or manner of calculation thereof) and time of payment of interest, if any, whether the Debt Securities are issuable in registered form or bearer form or both, whether any series of the Debt Securities will be represented by a single global certificate, any terms for redemption or for sinking fund payments, the terms and conditions, if any, on which the Debt Securities are convertible into Common Stock or Debt Securities of a different series, the initial public offering price and the net proceeds to the Company from the sale of the Debt Securities; and (e) in the case of all Securities, whether such Securities will be offered separately or as a unit with other Securities. The Prospectus Supplement will also contain information, where applicable, about material United States Federal income tax considerations relating to, and any listing on a securities exchange of, the Securities covered by such Prospectus Supplement.

     The Company's Common Stock is listed on the New York Stock Exchange (the "NYSE") under the symbol "GGP". Any Common Stock offered pursuant to a Prospectus Supplement will be listed on such exchange, subject to official notice of issuance.

     The Company may sell Securities directly through agents, underwriters or dealers designated from time to time. If any agents, underwriters, or dealers are involved in the sale of the Securities, the names of such agents, underwriters, or dealers and any applicable commissions or discounts and the net proceeds to the Company from such sale will be set forth in the applicable Prospectus Supplement.

     THIS PROSPECTUS MAY NOT BE USED TO CONSUMMATE SALES OF SECURITIES UNLESS ACCOMPANIED BY A PROSPECTUS SUPPLEMENT.

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION PASSED UPON
THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY
                             IS A CRIMINAL OFFENSE.

                         ------------------------------

                The date of this Prospectus is January 29, 1998

     IN CONNECTION WITH AN OFFERING OF SECURITIES, THE UNDERWRITERS, IF ANY, FOR SUCH OFFERING MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICES OF THE SECURITIES AT LEVELS ABOVE THOSE WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NEW YORK STOCK EXCHANGE OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the Public Reference Room of the Commission, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549 and at the Commission's regional offices at Seven World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained from the Public Reference Room of the Commission, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates. Such materials also may be accessed electronically by means of the Commission's home page on the Internet at http://www.sec.gov. The Company's Common Stock is listed on the NYSE and such reports, proxy statements and other information also can be inspected at the offices of the NYSE, 20 Broad Street, 17th Floor, New York, New York 10005.

     The Company has filed with the Commission a Registration Statement on Form S-3 (herein, together with all amendments and exhibits referred to as the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Securities. This Prospectus, which constitutes a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, certain items of which are contained in schedules and exhibits to the Registration Statement as permitted by the rules and regulations of the Commission. Statements made in this Prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete. With respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference. Items and information omitted from this Prospectus but contained in the Registration Statement may be inspected and copied at the Public Reference Room of the Commission.

     No dealer, salesperson or other person has been authorized to give any information or to make any representations not contained or incorporated by reference in this Prospectus or the Prospectus Supplement, and, if given or made, such information or representations must not be relied upon as having been authorized. This Prospectus and the Prospectus Supplement do not constitute an offer of any securities other than those to which it relates or an offer to sell, or a solicitation of an offer to buy, to any person in any jurisdiction where such an offer or solicitation would be unlawful. Neither the delivery of this Prospectus or any Prospectus Supplement nor any sale made hereunder or thereunder shall, under any circumstances, create any implication that the information contained herein or therein is correct as of any time subsequent to their respective dates.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed by the Company with the Commission pursuant to the Exchange Act are incorporated in this Prospectus by reference and are made a part hereof: (i) Annual Report on Form 10-K for the fiscal year ended December 31, 1996, as amended by Form 10-K/A dated January 15, 1998 (the "Company 10-K"); (ii) Quarterly Report on Form 10-Q for the quarter ended March 31, 1997, as amended by Form 10-Q/A dated January 15, 1998; (iii) Quarterly Report on Form 10-Q for the quarter ended June 30, 1997, as amended by Form 10-Q/A dated January 15, 1998; (iv) Quarterly Report on Form 10-Q for the quarter ended September 30, 1997, as amended by Form 10-Q/A dated January 15,

1998; (v) Current Report on Form 8-K dated January 16, 1997, as amended by Form 8-K/A dated February 18, 1997 and as further amended by a Form 8-K/A dated January 15, 1998; (vi) Current Report on Form 8-K dated July 2, 1997, as amended by Form 8-K/A dated August 28, 1997; (vii) Current Report on Form 8-K dated August 18, 1997; (viii) the portions of the Company's Proxy Statement for its 1997 Annual Meeting of Stockholders that have been incorporated by reference into the Company 10-K; and (ix) the description of the Company's Common Stock which is contained in the Registration Statement on Form 8-A filed by the Company with the Commission on January 12, 1993, pursuant to Section 12(b) of the Exchange Act.

     All other documents and reports filed pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act from the date of this Prospectus and prior to the termination of the offering of the Securities shall be deemed to be incorporated by reference herein and shall be deemed to be a part hereof from the date of the filing of such reports and documents (provided, however, that the information referred to in Item 402(a)(8) of Regulation S-K of the Commission shall not be deemed specifically incorporated by reference herein).

     The Company will provide without charge to each person to whom a copy of this Prospectus or any Prospectus Supplement is delivered, on written or oral request of such person, a copy of any or all documents which are incorporated herein by reference (not including the exhibits to such documents, unless such exhibits are specifically incorporated by reference in the document which this Prospectus incorporates). Requests should be directed to General Growth Properties, Inc., 55 West Monroe Street -- Suite 3100, Chicago, Illinois 60603,
Attention: Director of Investor Relations, Telephone (312) 551-5000.

     Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

                                  THE COMPANY

     The Company is a self-managed real estate investment trust which, through its general partnership interest in GGP Limited Partnership, a Delaware limited partnership (the "Operating Partnership"), and its interest in GGP/Homart, Inc. ("GGP/Homart"), owns, operates, acquires, develops and manages enclosed mall shopping centers located throughout the United States. The Company and the Operating Partnership together own, directly or indirectly, 100% of 35 enclosed mall shopping centers, a 51% interest in two other enclosed mall shopping centers, a 50% interest in two additional enclosed mall shopping centers and a 100% interest in one property under development. These properties contain an aggregate of approximately 30.1 million square feet of gross retail space, including anchor stores, freestanding stores and mall tenant areas ("GLA"). In addition, the Company, through the Operating Partnership's ownership of stock in GGP/Homart, owns a 38.2% interest in substantially all of the regional mall assets formerly owned by a subsidiary of Sears, Roebuck & Co. GGP/Homart currently owns interests in 24 shopping centers containing an aggregate of approximately 22.0 million square feet of GLA. The Operating Partnership also owns 95% of the non-voting preferred stock of General Growth Management, Inc., a company which manages, leases, develops and operates enclosed malls. The Company has qualified as a real estate investment trust (a "REIT") for federal income tax purposes.

     The Company is incorporated under the laws of the State of Delaware. Its principal executive offices are located at 55 West Monroe Street -- Suite 3100, Chicago, Illinois 60603, and its telephone number is (312) 551-5000.

                                USE OF PROCEEDS

     Unless otherwise set forth in the applicable Prospectus Supplement, the net proceeds from the sale of the Securities will be used for general corporate purposes, which may include the acquisition of shopping centers as suitable opportunities arise, the expansion and improvement of certain properties in the Company's portfolio, payment of development costs for new centers, and the repayment of indebtedness outstanding at such time.

                       CONSOLIDATED RATIOS OF EARNINGS TO
                  FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

     The following table sets forth the Company's consolidated ratios of earnings to fixed charges for each of the last five fiscal years. There was no Preferred Stock outstanding for any of the periods shown below. Accordingly, the ratio of earnings to fixed charges and Preferred Stock dividends is identical to the ratio of earnings to fixed charges.

                            YEAR ENDED DECEMBER 31,

                                                          1997    1996    1995    1994    1993
                                                          ----    ----    ----    ----    ----
Ratio of earnings to fixed charges:.....................  2.61    2.37    2.43    1.67    1.53

                                 CAPITAL STOCK

     The authorized capital stock of the Company consists of 210,000,000 shares of Common Stock, par value $.10 per share, and 5,000,000 shares of Preferred Stock, par value $100 per share. The following summary description of the capital stock of the Company does not purport to be complete and is qualified in its entirety by reference to the Company's Second Amended and Restated Certificate of Incorporation, as amended (the "Certificate"), and the certificates of designations which will be filed with the Commission in connection with any offering of Preferred Stock.

     As of December 31, 1997, 35,634,977 shares of the Company's Common Stock were issued and outstanding and no shares of the Company's Preferred Stock were issued and outstanding. The Board of Directors is authorized to provide for the issuance of shares of Preferred Stock in one or more series, to establish the number of shares in each series and to fix the designation, powers, preferences and rights of each such series and the qualifications, limitations or restrictions thereof. See "Description of Preferred Stock". The Company's Common Stock is listed on the New York Stock Exchange under the symbol "GGP".

                          DESCRIPTION OF COMMON STOCK

     The holders of the Company's Common Stock are entitled to one vote per share on all matters voted on by stockholders, including elections of directors, and, except as otherwise required by law or provided in any resolution adopted by the Board of Directors with respect to any series of Preferred Stock establishing the powers, designations, preferences and relative, participating, option or other special rights of such series ("Preferred Stock Designation"), the holders of such shares exclusively possess all voting power. The Certificate does not provide for cumulative voting in the election of directors. Subject to any preferential rights of any outstanding series of Preferred Stock, the holders of Common Stock are entitled to such dividends as may be declared from time to time by the Board of Directors from funds legally available therefor, and upon liquidation are entitled to receive pro rata all assets of the Company available for distribution to such holders. All shares of Common Stock offered hereby, upon issuance against full payment of the purchase price therefor, will be fully paid and nonassessable and the holders thereof will not have preemptive rights.

RESTRICTIONS ON TRANSFER

     For the Company to remain qualified as a REIT under the Internal Revenue Code of 1986, as amended (the "Code"), not more than 50% in value of its outstanding Common Stock and Preferred Stock (collectively, the "Capital Stock") may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code) during the last half of a taxable year, the Capital Stock must be beneficially owned (without regard to any rules of attribution of ownership) by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year and certain percentages of the Company's gross income must be derived from particular activities. Because the Board of Directors believes it is essential for the Company to continue to qualify as a REIT, the Company's Certificate restricts the acquisition of shares of Capital Stock (the "Ownership Limit").

     The Ownership Limit provides that, subject to certain exceptions specified in the Certificate, no stockholder (other than Martin Bucksbaum, Matthew Bucksbaum, their families and related trusts (collectively, the "Bucksbaums") and the International Business Machines Retirement Plan (the "IBM Retirement Plan")) may own, or be deemed to own by virtue of the applicable attribution provisions of the Code, more than the Ownership Limit. The Ownership Limit was originally set at 6.5% of the outstanding Capital Stock, and was increased to 7.5% of the value of the outstanding Capital Stock as a result of legislation passed in 1993. The Board of Directors is authorized to further increase the Ownership Limit to not more than 9.8%. The Bucksbaums and the IBM Retirement Plan are each permitted by the Certificate to exceed the Ownership Limit and the Bucksbaums currently exceed such limit and may continue to do so. The Ownership Limit provides that the Bucksbaums may acquire additional shares pursuant to certain rights granted to them in connection with the Company's initial public offering or from other sources so long as the acquisition does not result in the five largest beneficial owners of Capital Stock holding more than 50% of the outstanding Capital Stock. The Board of Directors may waive the Ownership Limit if presented with satisfactory evidence that such ownership will not jeopardize the Company's status as a REIT (and, from time to time, the Board of Directors has waived the Ownership Limit). As a condition of such waiver, the Board of Directors may require opinions of counsel satisfactory to it and/or an undertaking from the applicant with respect to preserving the REIT status of the Company. The Ownership Limit will not apply if the Board of Directors and the holders of Capital Stock determine that it is no longer in the best interests of the Company to attempt to qualify, or to continue to qualify, as a REIT. If shares of Common Stock in excess of the Ownership Limit, or shares which would cause the Company to be beneficially owned by fewer than 100 persons, are issued or transferred to any person, such issuance or transfer shall be null and void and the intended transferee will acquire no rights to such shares.

     The Certificate further provides that upon a transfer or other event that results in a person owning (either directly or by virtue of the applicable attribution rules) Capital Stock in excess of the applicable Ownership Limit ("Excess Shares"), such person (a "Prohibited Owner") will not acquire or retain any rights or beneficial economic interest in such Excess Shares. Rather, the Excess Shares will be automatically transferred to a person or entity unaffiliated with and designated by the Company to serve as trustee (the "Trustee") of a trust for the exclusive benefit of a charitable beneficiary (the "Beneficiary") to be designated by the Company within five (5) days after the discovery of the transaction which created the Excess Shares. The Trustee shall have the exclusive right to designate a person who may acquire the Excess Shares without violating the applicable ownership restrictions (a "Permitted Transferee") to acquire all of the shares held by the Trust. The Permitted Transferee must pay the Trustee an amount equal to the fair market value (determined at the time of transfer to the Permitted Transferee) for the Excess Shares. The Trustee shall pay to the Prohibited Owner the lesser of: a) the value of the shares at the time they became Excess Shares and b) the price received by the Trustee from the sale of the Excess Shares to the Permitted Transferee. The excess of: a) the sale proceeds from the transfer to the Permitted Transferee over b) the amount paid to the Prohibited Owner, if any, in addition to any dividends paid with respect to the Excess Shares will be distributed to the Beneficiary.

     The Ownership Limit will not be automatically removed even if the REIT provisions of the Code are changed so as to no longer contain any ownership concentration limitation or if the ownership concentration limitation is increased. Except as otherwise described above, any change in the Ownership Limit would require an amendment to the Certificate. Amendments to the Certificate require the affirmative vote of holders owning a majority of the outstanding Capital Stock. In addition to preserving the Company's status as a REIT, the Ownership Limit may have the effect of precluding an acquisition of control of the Company without the approval of the Board of Directors.

     All certificates representing Capital Stock will bear a legend referring to the restrictions described above.

     All persons who own, directly or by virtue of the attribution provisions of the Code, more than 7.5% of the outstanding Capital Stock must file an affidavit with the Company containing the information specified in the Certificate within 30 days after January 1 and June 30 of each year. In addition, each stockholder shall upon demand be required to disclose to the Company in writing such information with respect to the direct, indirect and constructive ownership of shares as the Board of Directors deems necessary to comply with the provisions of the Code applicable to a REIT or to comply with the requirements of any taxing authority or governmental agency. United States Treasury Regulations (the "Regulations") currently require that the Company annually request written statements requesting information as to the actual ownership of the Capital Stock from each record holder of more than 1% of the Company's outstanding Capital Stock. Depending upon the number of record holders of the Capital Stock, the reporting threshold required by the Regulations can fall as low as .5%. Record holders that fail to submit a written statement in response to the request required by the Regulations are required to attach to their federal income tax returns specified information regarding the actual ownership of shares of Capital Stock of which they are the record holder.

LIMITATION OF LIABILITY OF DIRECTORS

     The Certificate provides that a director will not be personally liable for monetary damages to the Company or its stockholders for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for paying a dividend or approving a stock repurchase in violation of
Section 174 of the Delaware General Corporation Law ("DGCL") or (iv) for any transaction from which the director derived an improper personal benefit.

     While the Certificate provides directors with protection from awards for monetary damages for breaches of their duty of care, it does not eliminate such duty. Accordingly, the Certificate will have no effect on the availability of equitable remedies such as an injunction or rescission based on a director's breach of his or her duty of care. The provisions of the Certificate described above apply to an officer of the Company only if he or she is a director of the Company and is acting in his or her capacity as director, and do not apply to officers of the Company who are not directors.

INDEMNIFICATION AGREEMENTS

     The Company has entered into indemnification agreements with each of its officers and directors. The indemnification agreements require, among other things, that the Company indemnify its officers and directors to the fullest extent permitted by law, and advance to the officers and directors all related expenses, subject to reimbursement if it is subsequently determined that indemnification is not permitted. The Company must also indemnify and advance all expenses incurred by officers and directors seeking to enforce their rights under the indemnification agreements, and cover officers and directors under the Company's directors' and officers' liability insurance. Although the form of the indemnification agreement offers substantially the same scope of coverage afforded by provisions in the Company's Certificate and Bylaws, it provides greater assurance to directors and officers that indemnification will be available, because, as a contract, it cannot be modified unilaterally in the future by the Board of Directors or by stockholders to eliminate the rights it provides.

DELAWARE ANTI-TAKEOVER STATUTE

     The Company is a Delaware corporation and is subject to Section 203 of the DGCL. In general, Section 203 prevents an "interested stockholder" (defined generally as a person owning 15% or more of the Company's outstanding voting stock) from engaging in a "business combination" (as defined in Section 203) with the Company for three years following the date that person becomes an interested stockholder unless (a) before that person became an interested stockholder, the Company's Board of Directors approved the transaction in which the interested stockholder became an interested stockholder or approved the business combination, (b) upon completion of the transaction that resulted in the interested stockholder's becoming an interested stockholder, the interested stockholder owns at least 85% of the Company's voting stock outstanding at the time the transaction commenced (excluding stock held by directors who are also officers of the Company and by employee stock plans that do not provide employees with the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer), or (c) following the transaction in which that person became an interested stockholder, the business combination is approved by the Company's Board of Directors and authorized at a meeting of stockholders by the affirmative vote of the holders of at least two-thirds of the Company's outstanding voting stock not owned by the interested stockholder.

     Under Section 203, these restrictions also do not apply to certain business combinations proposed by an interested stockholder following the announcement or notification of one of certain extraordinary transactions involving the Company and a person who was not an interested stockholder during the previous three years or who became an interested stockholder with the approval of a majority of the Company's directors, if that extraordinary transaction is approved or not opposed by a majority of the directors who were directors before any person became an interested stockholder in the previous three years or who were recommended for election or elected to succeed such directors by a majority of such directors then in office.

                         DESCRIPTION OF PREFERRED STOCK

     The following is a description of certain general terms and provisions of the Preferred Stock. The particular terms of any series of Preferred Stock will be described in the applicable Prospectus Supplement. If so indicated in a Prospectus Supplement, the terms of any such series may differ from the terms set forth below.

     The summary of terms of any series of the Company's Preferred Stock contained in this Prospectus does not purport to be complete and is subject to, and qualified in its entirety by, the provisions of the Certificate and the applicable Preferred Stock Designation, which will be filed as an exhibit to or incorporated by reference in the Registration Statement of which this Prospectus is a part at or prior to the time of issuance of such series of the Preferred Stock.

     Under the Company's Certificate, the Board of Directors is authorized, without further stockholder action, to provide for the issuance of up to 5,000,000 shares of Preferred Stock, par value $100 per share. No Preferred Stock is outstanding as of the date of this Prospectus. The Preferred Stock authorized by the Certificate may be issued, from time to time, in one or more series in such amounts and with such designations, powers, preferences or other rights, qualifications, limitations and restrictions as may be fixed by the Board of Directors. Under certain circumstances, the issuance of Preferred Stock could have the effect of delaying, deferring or preventing a change of control of the Company and may adversely affect the voting and other rights of the holders of Common Stock.

     The Preferred Stock shall have the dividend, liquidation, redemption, voting and certain other rights set forth below unless otherwise described in a Prospectus Supplement relating to a particular series of Preferred Stock. The applicable Prospectus Supplement will describe the following terms of the series of Preferred Stock offered thereby: (1) the designation of such series and the number of shares offered; (2) the liquidation preference of such series; (3) the initial offering price at which such series will be issued; (4) the dividend rate (or method of calculation), the dates on which dividends shall be payable and the dates from which dividends shall commence to cumulate, if any; (5) any redemption or sinking fund provisions; (6) any conversion or exchange rights;
(7) any additional voting, dividend, liquidation, redemption, sinking fund and other rights, preferences, privileges, limitations and restrictions; (8) any listing of such Preferred Stock on any securities exchange; (9) a discussion of federal income tax considerations applicable to such series; (10) the relative ranking and preferences of such series as to dividend rights and rights upon liquidation, dissolution or winding up of the affairs of the Company; (11) any limitations on issuance of any series of Preferred Stock ranking senior to or on a parity with such series as to dividend rights and rights upon liquidation, dissolution or winding up of the affairs of the Company; (12) any limitations on direct or beneficial ownership and restrictions on transfer, in each case as may be appropriate to preserve the status of the Company as a REIT for federal tax purposes; and (13) any other specific terms, preferences, rights, limitations or restrictions of such series.

     The Preferred Stock offered hereby will be issued in one or more series. The Preferred Stock, upon issuance against full payment of the purchase price therefor, will be fully paid and nonassessable. The liquidation preference is not indicative of the price at which the Preferred Stock will actually trade on or after the date of issuance.

RANK

     The Preferred Stock shall, with respect to dividend rights and rights upon liquidation, dissolution and winding up of the Company, rank prior to the Common Stock and to all other classes and series of equity securities of the Company now or hereafter authorized, issued or outstanding (the Common Stock and such other classes and series of equity securities collectively may be referred to herein as the "Junior Stock"), other than any classes or series of equity securities of the Company which by their terms specifically provide for a ranking on a parity with (the "Parity Stock") or senior to (the "Senior Stock") the Preferred Stock as to dividend rights and rights upon liquidation, dissolution or winding up of the Company. The Preferred Stock shall be junior to all outstanding debt of the Company. The Preferred Stock shall be subject to creation of Senior Stock, Parity Stock and Junior Stock to the extent not expressly prohibited by the Company's Certificate.

DIVIDENDS

     Holders of Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors, out of assets of the Company legally available for payment, dividends, or distributions in cash, property or other assets of the Company or in Securities of the Company or from any other source as the Board of Directors in their discretion shall determine and at such dates and at such rates per share per annum as described in the applicable Prospectus Supplement. Such rate may be fixed or variable or both. Each declared dividend shall be payable to holders of record as they appear at the close of business on the books of the Company on such record dates, not more than 90 calendar days preceding the payment dates therefor, as are determined by the Board of Directors (each of such dates, a "Record Date").

     Dividends on a series of Preferred Stock may be cumulative or noncumulative. If dividends on a series of Preferred Stock are noncumulative and if the Board of Directors fails to declare a dividend in respect of a dividend period with respect to such series, then holders of such Preferred Stock will have no right to receive a dividend in respect of such dividend period, and the Company will have no obligation to pay the dividend for such period, whether or not dividends are declared payable on any future dividend payment dates. If dividends of a series of Preferred Stock are cumulative, the dividends on such shares will accrue from and after the date set forth in the applicable Preferred Stock Designation.

     No full dividends shall be declared or paid or set apart for payment on any series of Preferred Stock ranking, as to dividends, on a parity with or junior to the series of Preferred Stock offered by the applicable Prospectus Supplement for any period unless full dividends for the immediately preceding dividend period on such Preferred Stock (including any accumulation in respect of unpaid dividends for prior dividend periods, if dividends on such Preferred Stock are cumulative) have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for such payment. When dividends are not so paid in full (or a sum sufficient for such full payment is not so set apart) on such Preferred Stock and any Parity Stock of the Company ranking on a parity as to dividends with such Preferred Stock, dividends upon such Preferred Stock and dividends upon such Parity Stock shall be declared pro rata so that the amount of dividends declared per share on such Preferred Stock and such Parity Stock shall in all cases bear to each other the same ratio that accrued dividends for the then-current dividend period per share on such Preferred Stock (including any accumulation in respect of unpaid dividends for prior dividend periods, if dividends on such Preferred Stock are cumulative) and accrued dividends, including required or permitted accumulations, if any, on shares of such Parity Stock, bear to each other.

     No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment(s) on Preferred Stock which may be in arrears. Unless full dividends on the series of Preferred Stock offered by the applicable Prospectus Supplement have been declared and paid or set apart for payment for the immediately preceding dividend period (including any accumulation in respect of unpaid dividends for prior dividend periods, if dividends on such Preferred Stock are cumulative), (a) no cash dividend or distribution (other than in shares of Junior Stock) may be declared, set aside or paid on the Junior Stock,
(b) the Company may not, directly or indirectly, repurchase, redeem or otherwise acquire any shares of its Junior Stock (or pay any monies into a sinking fund for the redemption of any shares) except by conversion into or exchange for Junior Stock, and (c) the Company may not, directly or indirectly, repurchase, redeem or otherwise acquire any such Preferred Stock or any Parity Stock ranking on parity with such Preferred Stock (or pay any monies into a sinking fund for the redemption of any shares of any such stock) otherwise than pursuant to pro rata offers to purchase or a concurrent redemption of all, or a pro rata portion, of such Preferred Stock and such Parity Stock (except by conversion into or exchange for Junior Stock).

     Any dividend payment made on a series of Preferred Stock shall first be credited against the earliest accrued but unpaid dividend due with respect to shares of such series.

REDEMPTION

     The terms, if any, on which Preferred Stock of any series may be redeemed will be set forth in the applicable Prospectus Supplement.

CONVERSION RIGHTS

     The terms and conditions, if any, upon which shares of any series of Preferred Stock will be convertible into Common Stock will be set forth in the applicable Prospectus Supplement. Such terms will include the number of shares of Common Stock into which the Preferred Stock is convertible, the conversion price (or manner of calculation thereof), the conversion period, provisions as to whether conversion will be at the option of the holders of the Preferred Stock or the Company, the events requiring an adjustment of the conversion price and provisions affecting conversion in the event of the redemption of such Preferred Stock.

LIQUIDATION

     In the event of a voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, the holders of a series of Preferred Stock will be entitled, subject to the rights of creditors, but before any distribution or payment to the holders of Common Stock or any Junior Stock on liquidation, dissolution or winding up of the Company, to receive a liquidating distribution in the amount of the liquidation preference per share as set forth in the applicable Prospectus Supplement plus accrued and unpaid dividends for the then-current dividend period (including any accumulation in respect of unpaid dividends for prior dividend periods, if dividends on such series of Preferred Stock are cumulative). If the amounts available for distribution with respect to a series of Preferred Stock and all other outstanding Parity Stock are not sufficient to satisfy the full liquidation rights of all such Preferred Stock outstanding and such other Parity Stock outstanding, then the holders of each such series will share ratably in any such distribution of assets in proportion to the full respective preferential amount (which in the case of Preferred Stock may include accumulated dividends) to which they are entitled. Unless otherwise provided in the applicable Preferred Stock Designation for a particular series of Preferred Stock, after payment of the full amount of the liquidation distribution, the holders of Preferred Stock will not be entitled to any further participation in any distribution of assets by the Company.

VOTING

     The Preferred Stock of a series will not be entitled to vote, except as described below or in the applicable Prospectus Supplement. Without the affirmative vote of a majority of the Preferred Stock then outstanding (voting separately as a class together with any Parity Stock), the Company may not (i) increase or decrease the aggregate number of authorized shares of such class or increase the aggregate number of authorized shares of any security ranking prior to the Preferred Stock, (ii) increase or decrease the par value of the shares of holders of such class, or (iii) alter or change the voting or other powers, preferences or special rights of such class so as to affect them adversely. An amendment which increases the number of authorized shares of or authorizes the creation or issuance of other classes or series of Junior Stock or Parity Stock, or substitutes the surviving entity in a merger, consolidation, reorganization or other business combination for the Company, shall not be considered to be such an adverse change.

NO OTHER RIGHTS

     The shares of a series of Preferred Stock will not have any preferences, voting powers or relative, participating, optional or other special rights except as set forth above or described in the applicable Prospectus Supplement, set forth in the Certificate or in the applicable Preferred Stock Designation or as otherwise required by law.

TRANSFER AGENT AND REGISTRAR

     The transfer agent for each series of Preferred Stock will be described in the related Prospectus Supplement.

RESTRICTIONS ON OWNERSHIP

     As discussed above, for the Company to maintain its qualification as a REIT under the Code, (i) not more than 50% in value of its outstanding Capital Stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code) during the last half of a taxable year, (ii) the Capital Stock, which term includes the Preferred Stock, must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year and (iii) certain percentages of the Company's gross income must be from particular activities. For a discussion of the restriction on ownership of Preferred Stock, see "Description of Common Stock-Restrictions on Transfer" above.

DELAWARE ANTI-TAKEOVER STATUTE

     See "Description of Common Stock-Delaware Anti-Takeover Statute" above.

                        DESCRIPTION OF DEPOSITARY SHARES

     The Company may, at its option, elect to offer fractional interests in shares of Preferred Stock, rather than a full share of Preferred Stock. In such event, receipts ("Depositary Receipts") for such Depositary Shares, each of which will represent a fraction (to be set forth in the Prospectus Supplement relating to a particular series of Preferred Stock) of a share of a particular series of Preferred Stock, will be issued as described below.

     Any series of Preferred Stock represented by Depositary Shares will be deposited under a Deposit Agreement (the "Deposit Agreement") between the Company and a depositary specified in the applicable

Prospectus Supplement (the "Depositary"). Subject to the terms of the Deposit Agreement, each owner of a Depositary Share will be entitled, in proportion to the applicable fraction of a share of Preferred Stock represented by such Depositary Share, to all the rights and preferences of the Preferred Stock represented thereby (including dividend, voting, redemption, subscription and liquidation rights).

     The description set forth above and in any Prospectus Supplement of certain provisions of the Deposit Agreement, the Depositary Shares and the Depositary Receipts does not purport to be complete and is subject to and qualified in its entirety by reference to the forms of Deposit Agreement and Depositary Receipts relating to each series of Preferred Stock which have been or will be filed with the Commission at or prior to the time of the offering of such series of the Preferred Stock. If so indicated in a Prospectus Supplement, the terms of any series of Depositary Shares may differ from the terms set forth herein.

DIVIDENDS AND OTHER DISTRIBUTIONS

     The Depositary will distribute all cash dividends or other cash distributions received in respect of the Preferred Stock to the record holders of Depositary Shares relating to such Preferred Stock in proportion to the numbers of such Depositary Shares owned by such holders on the relevant Record Date. The Depositary shall distribute only such amount, however, as can be distributed without attributing to any holder of Depositary Shares a fraction of one cent, and the balance not so distributed shall be added to and treated as part of the next sum received by the Depositary for distribution to record holders of Depositary Shares.

     In the event of a distribution other than in cash, the Depositary will distribute property received by it to the record holders of Depositary Shares in an equitable manner, unless the Depositary determines that it is not feasible to make such distribution, in which case the Depositary may sell such property and distribute the net proceeds from such sale to such holders.

     The Deposit Agreement will also contain provisions relating to the manner in which any subscription or similar rights offered by the Company to holders of the Preferred Stock shall be made available to the holders of Depositary Shares.

REDEMPTION OF DEPOSITARY SHARES

     If a series of Preferred Stock represented by Depositary Shares is subject to redemption, the Depositary Shares will be redeemed from the proceeds received by the Depositary resulting from the redemption, in whole or in part, of such series of Preferred Stock held by the Depositary. The Depositary shall mail notice of redemption not less than 30 and not more than 60 days prior to the date fixed for redemption to the record holders of the Depositary Shares to be so redeemed at their respective addresses appearing in the Depositary's books. The redemption price per Depositary Share will be equal to the applicable fraction of the redemption price per share payable with respect to such series of the Preferred Stock. Whenever the Company redeems Preferred Stock held by the Depositary, the Depositary will redeem as of the same redemption date the number of Depositary Shares representing Preferred Stock so redeemed. If fewer than all the Depositary Shares are to be redeemed, the Depositary Shares to be redeemed will be selected by lot or pro rata as may be determined to be equitable by the Depositary.

     After the date fixed for redemption, the Depositary Shares so called for redemption will no longer be outstanding and all rights of the holders of the Depositary Shares will cease, except the right to receive the money, securities, or other property payable upon such redemption and any money, securities, or other property to which the holders of such Depositary Shares were entitled upon such redemption upon surrender to the Depositary of the Depositary Receipts evidencing such Depositary Shares.

VOTING THE PREFERRED STOCK

     Upon receipt of notice of any meeting at which the holders of the Preferred Stock are entitled to vote, the Depositary will mail the information contained in such notices of meeting to the record holders of the Depositary Shares relating to such Preferred Stock. Each record holder of such Depositary Shares on the record date (which will be the same date as the record date for the Preferred Stock) will be entitled to instruct the Depositary as to the exercise of the voting rights pertaining to the amount of the Preferred Stock represented by such holder's Depositary Shares. The Depositary will endeavor, insofar as practicable, to vote the number of shares of Preferred Stock represented by such Depositary Shares in accordance with such instructions, and the Company will agree to take all reasonable action which may be deemed necessary by the Depositary in order to enable the Depositary to do so. The Depositary will abstain from voting the Preferred Stock to the extent it does not receive specific instructions from the holder of Depositary Shares representing such shares of Preferred Stock.

AMENDMENT AND TERMINATION OF THE DEPOSIT AGREEMENT

     The form of Depositary Receipt evidencing the Depositary Shares and any provision of the Deposit Agreement may be amended at any time by agreement between the Company and the Depositary. However, any amendment which materially and adversely alters the rights of the holders of Depositary Shares will not be effective unless such amendment has been approved by the holders of at least a majority of the Depositary Shares then outstanding. The Deposit Agreement will only terminate if (i) all outstanding Depositary Shares related thereto have been redeemed or (ii) there has been a final distribution in respect of the Preferred Stock in connection with any liquidation, dissolution or winding up of the Company and such distribution has been distributed to the holders of the related Depositary Shares.

CHARGES OF DEPOSITARY

     The Company will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. The Company will pay charges of the Depositary in connection with the initial deposit of the Preferred Stock and issuance of Depositary Receipts, all withdrawals of Preferred Stock by owners of Depositary Shares and any redemption of the Preferred Stock. Holders of Depositary Receipts will pay all other transfer and other taxes and governmental charges and such other charges as are expressly provided in the Deposit Agreement to be for their accounts.

RESIGNATION AND REMOVAL OF DEPOSITARY

     The Depositary may resign at any time by delivering to the Company notice of its election to do so, and the Company may at any time remove the Depositary, any such resignation or removal to take effect upon the appointment of a successor Depositary and such successor Depositary's acceptance of the appointment. Such successor Depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.

RESTRICTIONS ON OWNERSHIP

     In order to safeguard the Company against an inadvertent loss of REIT status, the Deposit Agreement or the Certificate will contain provisions restricting the ownership and transfer of Depositary Shares. Such restrictions will be described in the applicable Prospectus Supplement and will be referenced on the applicable Depositary Receipts.

MISCELLANEOUS

     The Depositary will forward all reports and communications from the Company which are delivered to the Depositary and which the Company is required or otherwise determines to furnish to the holders of the Preferred Stock.

     Neither the Depositary nor the Company will be liable if it is prevented or delayed by law or any circumstance beyond its control in performing its obligations under the Deposit Agreement. The obligations of the Company and the Depositary under the Deposit Agreement will be limited to performance in good faith of their duties thereunder and they will not be obligated to prosecute or defend any legal proceeding in respect of any Depositary Shares or Preferred Stock unless satisfactory indemnity is furnished. They may rely upon written advice of counsel or accountants, or information provided by persons presenting Preferred Stock for deposit, holders of Depositary Shares or other persons believed to be competent and on documents believed to be genuine.

                      DESCRIPTION OF COMMON STOCK WARRANTS

     The Company may issue warrants for the purchase of Common Stock ("Common Stock Warrants"). Common Stock Warrants may be issued independently or together with any other Securities and may be attached to or separate from any such Securities. Each series of Common Stock Warrants will be issued under a separate warrant agreement (a "Warrant Agreement") to be entered into between the Company and a warrant agent specified in the applicable Prospectus Supplement (the "Warrant Agent"). The Warrant Agent will act solely as an agent of the Company in connection with the Common Stock Warrants of such series and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of Common Stock Warrants. The following summary of certain provisions of the Common Stock Warrants does not purport to be complete and is subject to, and qualified in its entirety by reference to, the provisions of the Warrant Agreement that will be filed with the Commission in connection with the offering of such Common Stock Warrants.

     The applicable Prospectus Supplement will describe the terms of the Common Stock Warrants in respect of which this Prospectus is being delivered, including, where applicable, the following: (a) the title of such Common Stock Warrants; (b) the aggregate number of such Common Stock Warrants; (c) the price or prices at which such Common Stock Warrants will be issued; (d) the number of shares of Common Stock purchasable upon exercise of such Common Stock Warrants;
(e) if applicable, the designation and terms of the Securities with which such Common Stock Warrants are issued and the number of such Common Stock Warrants issued with each such Security; (f) the date, if any, from and after which such Common Stock Warrants and any Securities issued therewith will be separately transferable; (g) the number of shares of Common Stock purchasable upon exercise of a Common Stock Warrant and the price at which such shares may be purchased upon exercise (which price may be payable in cash, securities, or other property); (h) the date on which the right to exercise such Common Stock Warrant shall commence and the date on which such right shall expire; (i) the minimum or maximum amount of such Common Stock Warrants which may be exercised at any one time; (j) the antidilution provisions of such Common Stock Warrants, if any; (k) a discussion of certain federal income tax considerations; and (l) any other terms of such Common Stock Warrants, including terms, procedures and limitations relating to the exchange and exercise of such Common Stock Warrants.

     Reference is made to the section captioned "Description of Common Stock" for a general description of the Common Stock to be acquired upon the exercise of the Common Stock Warrants, including a description of certain restrictions on the ownership of Common Stock.

                         DESCRIPTION OF DEBT SECURITIES

     The following description sets forth certain general terms and provisions of the Debt Securities to which any Prospectus Supplement may relate. The particular terms and provisions of the series of Debt Securities offered by a Prospectus Supplement, including any additional covenants or changes to existing covenants relating to such series, and the extent to which such general terms and provisions described below may apply thereto, will be described in the Prospectus Supplement relating to such series of Debt Securities.

     The Debt Securities are to be issued under an Indenture, as supplemented (the "Debt Indenture"), between the Company and a trustee to be named prior to an offering of Debt Securities (the "Debt Trustee"). The following summaries of certain provisions of the Debt Securities and the Debt Indenture do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all provisions of the Debt Securities and the Debt Indenture, including the definitions therein of certain terms. Particular sections of the Debt Indenture which are relevant to the discussion are cited parenthetically.

Wherever particular sections or defined terms of the Debt Indenture are referred to, it is intended that such sections or defined terms shall be incorporated herein by reference. Capitalized terms not otherwise defined herein shall have the meaning ascribed to such terms in the Debt Indenture.

GENERAL

     The Debt Indenture does not limit the amount of Debt Securities which can be issued thereunder or the amount of debt which may otherwise be incurred by the Company, and additional Debt Securities may be issued under the Debt Indenture up to the aggregate principal amount which may be authorized from time to time by, or pursuant to a resolution of, the Company's Board of Directors or by a supplemental indenture. Reference is made to the applicable Prospectus Supplement for the following terms, if applicable, of the particular series of Debt Securities being offered thereby: (i) the title of the Debt Securities of the series; (ii) any limit upon the aggregate principal amount of the Debt Securities of the series; (iii) the date or dates on which the principal of the Debt Securities of the series will be payable; (iv) the rate or rates (or manner of calculation thereof), if any, at which the Debt Securities of the series will bear interest, the date or dates from which any such interest will accrue and on which such interest will be payable, and, with respect to Debt Securities of the series issued in registered form, the record date for the interest payable on any interest payment date; (v) the place or places where the principal of and interest, if any, on the Debt Securities of the series will be payable; (vi) any redemption or sinking fund provisions; (vii) the denominations in which Debt Securities of the series shall be issuable; (viii) if other than the principal amount thereof, the portion of the principal amount of Debt Securities of the series which will be payable upon declaration of acceleration of the maturity thereof; (ix) whether the Debt Securities of the series will be issuable in registered or bearer form or both, any restrictions applicable to the offer, sale or delivery of Debt Securities in bearer form ("bearer Debt Securities") and whether and the terms upon which bearer Debt Securities will be exchangeable for Debt Securities in registered form ("registered Debt Securities") and vice versa; (x) the terms and conditions, if any, on which the Debt Securities of the series are convertible into Common Stock or Debt Securities of a different series; (xi) whether and under what circumstances the Company will pay additional amounts on the Debt Securities of the series held by a person who is not a U.S. person (as defined below) in respect of taxes or similar charges withheld or deducted and, if so, whether the Company will have the option to redeem such Debt Securities rather than pay such additional amounts; (xii) the currencies in which payments of interest, premium or principal are payable with respect to such Debt Securities; (xiii) whether the Debt Securities of any series will be issued as one or more Global Securities; (xiv) whether Debt Securities of the series will be issuable in Tranches; and (xv) any additional provisions or other terms not inconsistent with the provisions of the Debt Indenture, including any terms which may be required by or advisable under United States laws or regulations or advisable in connection with the marketing of Debt Securities of such series. (Section 2.1 and 2.2) To the extent not described herein, principal and interest, if any, will be payable, and the Debt Securities of a particular series will be transferable, in the manner described in the Prospectus Supplement relating to such series. "Principal" when used herein includes, when appropriate, the premium, if any, on the Debt Securities.

     Each series of Debt Securities will constitute unsecured and unsubordinated indebtedness of the Company and will rank on a parity with the Company's other unsecured and unsubordinated indebtedness. Unless otherwise described in a Prospectus Supplement, there are no covenants or "event risk" provisions contained in the Debt Indenture that may afford holders of Debt Securities protection in the event of a highly leveraged transaction involving the Company.

     Debt Securities of any series may be issued as registered Debt Securities or bearer Debt Securities or both as specified in the terms of the series. Additionally, Debt Securities of any series may be represented by a single global note registered in the name of a depository's nominee and, if so represented, beneficial interests in such global note will be shown on, and transfers thereof will be effected only through, records maintained by a designated depository and its participants. Unless otherwise indicated in the Prospectus Supplement, Debt Securities will be issued in the denomination of $1,000 and integral multiples thereof and bearer Debt Securities will not be offered, sold, resold or delivered to U.S. persons in connection with their original issuance. Debt Securities of any series may be denominated in and payments of principal and interest may be made in United States dollars or any other currency, including composite currencies such as the European Currency Unit. For purposes of this Prospectus, "U.S. person" means a citizen or resident of the United States, any corporation, partnership or other entity created or organized in or under the laws of the United States or any political subdivision thereof, or any estate or trust the income of which is subject to United States federal income taxation regardless of its source.

     To the extent set forth in a Prospectus Supplement, except in special circumstances set forth in the Debt Indenture, interest on bearer Debt Securities will be payable only against presentation and surrender of the coupons for the interest installments evidenced thereby as they mature at a paying agency of the Company located outside of the United States and its possessions. (Section 2.5(c)) The Company will maintain such an agency for a period of two years after the principal of such bearer Debt Securities has become due and payable. During any period thereafter for which it is necessary in order to conform to United States tax laws or regulations, the Company will maintain a paying agent outside of the United States and its possessions to which the bearer Debt Securities and coupons related thereto may be presented for payment and will provide the necessary funds therefor to such paying agent upon reasonable notice. (Section 2.4)

     Bearer Debt Securities and the coupons related thereto will be transferable by delivery. (Section 2.8(f))

     If appropriate, United States federal income tax consequences applicable to a series of Debt Securities will be described in the Prospectus Supplement relating thereto.

BOOK-ENTRY REGISTRATION

     If a Prospectus Supplement so indicates, the Debt Securities will be represented by one or more certificates (the "Global Securities"). The Global Securities representing Debt Securities will be deposited with, or on behalf of, The Depository Trust Company ("DTC") or other successor depository appointed by the Company (DTC or such other depository is herein referred to as the "Depository") and registered in the name of the Depository or its nominee. Debt Securities represented by a Global Security will not be issuable in definitive form.

     DTC currently limits the maximum denomination of any single Global Security to $200,000,000. Therefore, for purposes hereof, "Global Security" refers to the Global Security or Global Securities representing the entire issue of Debt Securities of a particular series.

     DTC has advised the Company and any underwriters, dealers or agents named in a Prospectus Supplement as follows: DTC is a limited-purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participants ("DTC Participants") and to facilitate the clearance and settlement of securities transactions between DTC Participants through electronic book-entry changes in accounts of DTC Participants, thereby eliminating the need for physical movement of securities certificates. DTC Participants include securities brokers and dealers, banks, trust companies and clearing corporations. Indirect access to the DTC book-entry system is also available to others, such as banks, brokers, dealers and trust companies, that clear through or maintain a custodial relationship with a DTC Participant, either directly or indirectly ("Indirect Participants").

     Upon the issuance by the Company of Debt Securities represented by a Global Security, DTC will credit, on its book-entry registration and transfer system, the respective principal amounts of the Debt Securities represented by such Global Security to the accounts of DTC Participants. The accounts to be credited shall be designated by the underwriters, dealers or agents. Ownership of beneficial interests in the Global Security will be limited to DTC Participants and Indirect Participants. Ownership of beneficial interests in Debt Securities represented by the Global Security will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC (with respect to interests of DTC

Participants), or by DTC Participants or Indirect Participants (with respect to persons other than DTC Participants). The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to transfer beneficial interests in the Global Security.

     So long as the Depository for the Global Security, or its nominee, is the registered owner of the Global Security, the Depository or its nominee, as the case may be, will be considered the sole owner or holder of the Debt Securities represented by such Global Security for all purposes under the Debt Indenture. Except as provided below, owners of beneficial interests in Debt Securities represented by the Global Security will not be entitled to have Debt Securities represented by such Global Security registered in their names, will not receive or be entitled to receive physical delivery of Debt Securities in definitive form and will not be considered the owners or holders thereof under the Debt Indenture.

     Payments of principal of and interest, if any, on the Debt Securities represented by the Global Security registered in the name of DTC or its nominee will be made by the Company through the Debt Trustee under the Debt Indenture or a paying agent (the "Paying Agent"), which may also be the Debt Trustee under the Debt Indenture, to DTC or its nominee, as the case may be, as the registered owner of the Global Security. Neither the Company, the Debt Trustee, nor the Paying Agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests of the Global Security or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

     The Company has been advised that DTC, upon receipt of any payment of principal or interest in respect of a Global Security, will credit immediately the accounts of DTC Participants with payment in amounts proportionate to their respective holdings in principal amount of beneficial interest in such Global Security as shown on the records of DTC. The Company expects that payments by DTC Participants to owners of beneficial interests in a Global Security will be governed by standing customer instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name" and will be the responsibility of such DTC Participants.

     If the Depository with respect to a Global Security is at any time unwilling or unable to continue as Depository and a successor Depository is not appointed by the Company within 90 days, the Company will issue certificated notes in exchange for the Debt Securities represented by such Global Security.

     The information contained in this section concerning DTC and DTC's book-entry system has been obtained from sources that the Company believes to be reliable but the Company takes no responsibility for the accuracy thereof.

SAME-DAY SETTLEMENT

     If a Prospectus Supplement so indicates, settlement for the Debt Securities will be made by the underwriters, dealers or agents in immediately available funds and all payments of principal and interest on the Debt Securities will be made by the Company in immediately available funds. Secondary trading in long-term notes and debentures of corporate issuers is generally settled in clearinghouse or next-day funds. In contrast, the Debt Securities subject to settlement in immediately available funds will trade in the Depository's Same-Day Funds Settlement System until maturity, and secondary market trading activity in such Debt Securities will therefore be required by the Depository to settle in immediately available funds. No assurance can be given as to the effect, if any, of settlement in immediately available funds on trading activity in the Debt Securities.

EXCHANGE OF DEBT SECURITIES

     Registered Debt Securities may be exchanged, subject to certain specified restrictions, for an equal aggregate principal amount of registered Debt Securities of the same series and date of maturity in such authorized denominations as may be requested upon surrender of the registered Debt Securities at an agency of the Company maintained for such purpose and upon fulfillment of all other requirements of such agent. (Section 2.8(a))

     To the extent permitted by the terms of a series of Debt Securities authorized to be issued in registered form and bearer form, bearer Debt Securities may be exchanged for an equal aggregate principal amount of registered or bearer Debt Securities of the same series and date of maturity in such authorized denominations as may be requested upon surrender of the bearer Debt Securities with all unpaid coupons relating thereto at an agency of the Company maintained for such purpose and upon fulfillment of all other requirements of such agent. (Section 2.8(b)) As of the date of this Prospectus, temporary United States Treasury regulations essentially prohibit exchanges of registered Debt Securities for bearer Debt Securities and, unless such regulations are modified, the terms of a series of Debt Securities will not permit registered Debt Securities to be exchanged for bearer Debt Securities.

AMENDMENT AND WAIVER

     Subject to certain exceptions, the Debt Indenture and the Debt Securities may be amended or supplemented by the Company and the Debt Trustee with the written consent of the holders of a majority in principal amount of the outstanding Debt Securities of each series affected by the amendment or supplement (with each series voting as a class), or compliance with any provision may be waived with the consent of the holders of a majority in principal amount of the outstanding Debt Securities of each series affected by such waiver (with each series voting as a class). However, without the consent of each Securityholder affected, an amendment or waiver may not (i) reduce the amount of Debt Securities whose holders must consent to an amendment or waiver,
(ii) change the rate of or change the time for payment of interest on any Debt Security; (iii) change the principal of or change the Stated Maturity of any Debt Security; (iv) reduce any premium payable upon redemption of any Debt Security; (v) waive a default in the payment of the principal of or interest on any Debt Security; (vi) make any Debt Security payable in money other than that stated in the Debt Security; or (vii) impair the right to institute suit for the enforcement of any payment on or with respect to any Debt Security. (Section 9.02) The Debt Indenture may be amended or supplemented without the consent of any Securityholder (i) to cure any ambiguity, defect or inconsistency in the Debt Indenture or in the Debt Securities of any series; (ii) to provide for the assumption of all the obligations of the Company under the Debt Securities and any coupons appertaining thereto and under the Debt Indenture by any corporation in connection with a merger, consolidation, or transfer or lease of the Company's property and assets substantially as an entirety, as provided for in the Debt Indenture; (iii) to secure the Debt Securities; (iv) to provide for uncertificated Debt Securities in addition to or in place of certificated Debt Securities; (v) to make any change that does not adversely affect the rights of any Securityholder; (vi) to provide for the issuance of and establish the form and terms and conditions of a series of Debt Securities or to establish the form of any certifications required to be furnished pursuant to the terms of the Debt Indenture or any series of Debt Securities; or (vii) to add to rights of Securityholders. (Section 9.1)

SUCCESSOR ENTITY

     The Company may consolidate with, or merge into, or be merged into, or transfer or lease its property and assets substantially as an entirety to, another U.S. corporation which assumes all the obligations of the Company under the Debt Securities and any coupons appertaining thereto and under the Debt Indenture if, after giving effect thereto, no default under the Debt Indenture shall have occurred and be continuing. Thereafter, except in the case of a lease, all such obligations of the Company shall terminate. (Section 5.1 and Section 5.2)

DEFEASANCE, SATISFACTION AND DISCHARGE OF THE DEBT SECURITIES PRIOR TO MATURITY

     Defeasance. Unless provided for otherwise in a Prospectus Supplement, if the Company shall deposit with the Debt Trustee, in trust, at or before maturity, lawful money or direct obligations of the United States of America or obligations the principal of and interest on which are guaranteed by the United States of America in such amounts and maturing at such times that the proceeds of such obligations to be received upon the respective maturities and interest payment dates of such obligations will provide funds sufficient, in the opinion of a nationally recognized firm of independent public accountants chosen by the Company, to pay when due the principal of and interest on the Debt Securities to maturity (such money or direct obligations of, or obligations guaranteed by, the United States of America, initially deposited or equivalent cash or securities subsequently exchanged therefor, to be held as security for the payment of such principal and interest), then the Company may omit to comply with certain of the terms of the Debt Indenture as they relate to the Debt Securities, and the Event of Default described in clause (iv) under the caption "Description of Debt
Securities -- Events of Default," and such other restrictive covenants or Events of Default as may be set forth in the Prospectus Supplement. Defeasance of the Debt Securities would be subject to the satisfaction of certain conditions, including, among others, (i) the absence of an Event of Default at the date of the deposit, (ii) the perfection of the holders' interest in such deposit and
(iii) that such deposit would not result in a breach of a material instrument by which the Company is bound. (Section 8.2)

     Satisfaction and Discharge. Upon the deposit of money or securities contemplated above and the satisfaction of certain conditions, the Company may omit to comply with its obligations duly and punctually to pay the principal of and interest on the Debt Securities, or with any Events of Default with respect thereto, and thereafter the holders of Debt Securities shall be entitled only to payment out of the money or securities deposited with the Debt Trustee. Such conditions may include, among others, (i) except in certain limited circumstances involving a deposit made within one year of maturity, (A) the absence of an Event of Default at the date of deposit or on the 91st day thereafter, and (B) the delivery to the Debt Trustee by the Company of an opinion of nationally recognized tax counsel to the effect that holders of Debt Securities will not recognize income, gain or loss for Federal income tax purposes as a result of such deposit and discharge and will be subject to Federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such deposit and discharge had not occurred, and (ii) the receipt by the Company of an opinion of counsel to the effect that such satisfaction and discharge will not result in a violation of the rules of any nationally recognized exchange on which the Debt Securities are listed. (Section 8.1)

EVENTS OF DEFAULT

     The following events are defined in the Debt Indenture as "Events of Default" with respect to a series of Debt Securities: (i) default in the payment of interest on any Debt Security of such series for 30 days; (ii) default in the payment of the principal of any Debt Security of such series; (iii) default in the payment of any sinking fund installment required to be made by the Company with respect to any series of Debt Securities; (iv) failure by the Company for 90 days after notice to it to comply with any of its other agreements in the Debt Securities of such series, in the Debt Indenture or in any supplemental indenture under which the Debt Securities of that series may have been issued; and (v) certain events of bankruptcy or insolvency. (Section 6.1) If an Event of Default occurs with respect to the Debt Securities of any series and is continuing, the Debt Trustee or the holders of at least 25% in principal amount of all of the outstanding Debt Securities of that series may declare the principal (or, if the Debt Securities of that series are original issue discount Debt Securities, such portion of the principal amount as may be specified in the terms of that series) of, and any accrued interest on, all the Debt Securities of that series to be due and payable. Upon such declaration, such principal (or, in the case of original issue discount Debt Securities, such specified amount) and all accrued interest thereon shall be due and payable immediately. (Section 6.2)

     Securityholders may not enforce the Debt Indenture or the Debt Securities, except as provided in the Debt Indenture. (Section 6.6) The Debt Trustee may require indemnity satisfactory to it before it enforces the Debt Indenture or the Debt Securities. (Section 7.1(f)) Subject to certain limitations, holders of a majority in principal amount of the Debt Securities of each series affected (with each series voting as a class) may direct the Debt Trustee in its exercise of any trust power. (Section 6.5) The Debt Trustee may withhold from Securityholders notice of any continuing default (except a default in payment of principal or interest) if it determines in good faith that withholding notice is in their interests. (Section 7.5) The

Company is not required under the Debt Indenture to furnish any periodic evidence as to the absence of default or as to compliance with the terms of the Debt Indenture.

CONCERNING THE DEBT TRUSTEE

     The Company may maintain banking relationships in the ordinary course of business with the Debt Trustee.

                              PLAN OF DISTRIBUTION

     The Company may sell the Securities in or outside the United States through underwriters or dealers, directly to one or more purchasers, or through agents. The Prospectus Supplement with respect to the Securities will set forth the terms of the offering of the Securities, including the name or names of any underwriters, dealers, or agents, the purchase price of the Securities and the proceeds to the Company from such sale, any delayed delivery arrangements, any underwriting discounts and other items constituting underwriters' compensation, the initial public offering price, any discounts or concessions allowed or reallowed or paid to dealers, and any securities exchanges on which the Securities may be listed.

     If underwriters are used in the sale of the Securities, the Securities may be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The Securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. The underwriter or underwriters with respect to a particular underwritten offering of Securities will be named in the Prospectus Supplement relating to such offering, and if an underwriting syndicate is used, the managing underwriter or underwriters will be set forth on the cover of such Prospectus Supplement. Unless otherwise set forth in the Prospectus Supplement relating thereto, the obligations of the underwriters or agents to purchase the Securities will be subject to conditions precedent and the underwriters will be obligated to purchase all the Securities if any are purchased. The initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

     If dealers are utilized in the sale of Securities with respect to which this Prospectus is delivered, the Company will sell such Securities to the dealers as principals. The dealers may then resell such Securities to the public at varying prices to be determined by such dealers at the time of resale. The names of the dealers and the terms of the transaction will be set forth in the Prospectus Supplement relating thereto.

     Securities may be sold directly by the Company or through agents designated by the Company from time to time at fixed prices, which may be changed, or at varying prices determined at the time of sale. Any agent involved in the offer or sale or the Securities with respect to which this Prospectus is delivered will be named, and any commissions payable by the Company to such agent will be set forth, in the Prospectus Supplement relating thereto. Unless otherwise indicated in the Prospectus Supplement, any such agent will be acting on a best efforts basis for the period of its appointment.

     In connection with the sale of the Securities, underwriters or agents may receive compensation from the Company or from purchasers of Securities from whom they may act as agents in the form of discounts, concessions or commissions. Underwriters, agents, and dealers participating in the distribution of the Securities may be deemed to be underwriters and any discounts or commissions received by them from the Company and any profit on the resale of the Securities by them may be deemed to be underwriting discounts or commissions under the Securities Act.

     If so indicated in the Prospectus Supplement, the Company will authorize agents, underwriters, or dealers to solicit offers from certain types of institutions to purchase Securities from the Company at the public offering price set forth in the Prospectus Supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. Such contracts will be subject only to those conditions set forth in the Prospectus Supplement, and the Prospectus Supplement will set forth the commission payable for solicitation of such contracts.

     Agents, dealers, and underwriters may be entitled under agreements entered into with the Company to indemnification by the Company against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments that such agents, dealers, or underwriters may be required to make with respect thereto. Agents, dealers, and underwriters may be customers of, engage in transactions with, or perform services for the Company in the ordinary course of business.

     The Preferred Stock, the Depositary Shares, the Common Stock Warrants and the Debt Securities may or may not be listed on a national securities exchange. The Common Stock currently trades on the NYSE, and any Common Stock offered hereby will be listed on the NYSE, subject to an official notice of issuance. No assurances can be given that there will be a market for the Securities.

                                 LEGAL MATTERS

     Certain legal matters concerning the validity of the Securities will be passed upon for the Company by Neal, Gerber & Eisenberg, Chicago, Illinois. Marshall E. Eisenberg, a partner of Neal, Gerber & Eisenberg, is the Secretary of the Company.

                                    EXPERTS

     The consolidated financial statements and schedule of the Company as of December 31, 1996 and 1995 and for the three years in the period ended December 31, 1996 and the consolidated financial statements of Westfield America, Inc. (formerly CenterMark Properties, Inc.) as of December 31, 1995 and for the year ended December 31, 1995 and the periods from February 12, 1994 through December 31, 1994 and from January 1, 1994 through February 11, 1994 have been incorporated by reference herein from the Company's Annual Report on Form 10-K for the year ended December 31, 1996, as amended by Form 10-K/A dated January 15, 1998, and the combined statement of revenues and certain expenses of the Lansing Mall, the Westwood Mall and the Lakeview Mall for the year ended December 31, 1995 has been incorporated by reference herein from the Company's Current Report on Form 8-K/A, as amended, dated February 18, 1997, as further amended by a Current Report on Form 8-K/A dated January 15, 1998, in reliance upon the reports of Coopers & Lybrand L.L.P., independent accountants, and upon the authority of that firm as experts in accounting and auditing.

     The consolidated financial statements and financial statement schedule of Westfield America, Inc. and Subsidiaries (formerly CenterMark Properties, Inc.) as of December 31, 1996 and for the year then ended have been incorporated by reference herein from the Company's Annual Report on Form 10-K for the year ended December 31, 1996, as amended by Form 10-K/A dated January 15, 1998, in reliance upon the report of Ernst & Young LLP, independent auditors, and upon authority of that firm as experts in accounting and auditing.

     The statement of revenues and certain expenses of Park Mall for the year ended December 31, 1995 has been incorporated by reference herein from the Company's Current Report on Form 8-K/A, as amended, dated February 18, 1997, as further amended by a Current Report on Form 8-K/A dated January 15, 1998, in reliance upon the report of Addison, Roberts & Ludwig, P.C., independent auditors, and upon the authority of that firm as experts in accounting and auditing.

     The statement of revenues and certain expenses of Market Place Shopping Center for the year ended December 31, 1996 has been incorporated by reference herein from the Company's Current Report on Form 8-K/A dated August 28, 1997 in reliance upon the report of Shepard Schwartz & Harris LLP, independent accountants, and upon the authority of that firm as experts in accounting and auditing.

     The statement of revenues and certain expenses of Southlake Mall for the year ended December 31, 1996 has been incorporated by reference herein from the Company's Current Report on Form 8-K/A dated August 28, 1997 in reliance upon the report of KPMG Peat Marwick LLP, independent accountants, and upon the authority of that firm as experts in accounting and auditing.

                                8,000,000 SHARES

                                 GENERAL GROWTH
                                PROPERTIES, INC.

                                  COMMON STOCK

                 ---------------------------------------------

                             PROSPECTUS SUPPLEMENT
                               DECEMBER 12, 2001
                 ---------------------------------------------

                                LEHMAN BROTHERS

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